Exhibit 10.9

EXECUTION VERSION

CREDIT AGREEMENT

dated as of April 18, 2013

among

AVINGER, INC.

as the Borrower,

PDL BIOPHARMA, INC.,

as the Lender,

and

PDL BIOPHARMA, INC.,

as the Agent

i

v

TABLE OF CONTENTS (continued)

Annexes
Annex I	Addresses

Exhibits
Exhibit A	Compliance Certificate

CREDIT AGREEMENT

This Credit Agreement dated as of April 18, 2013, (as amended, restated or otherwise modified from time to time, this “Agreement”) is made among AVINGER, INC., a Delaware corporation (the “Borrower”), PDL BIOPHARMA, INC. (the “Lender”), and PDL BIOPHARMA, INC., not individually, but as the Agent (as defined below).

The Borrower has agreed to enter into this Agreement with the Lender and the Agent evidencing its agreement to incur the Loan, and in connection therewith, to make the representations and warranties, covenants and undertakings as hereinafter set forth.

Section 1.                                           Definitions; Interpretation.

1.1.                            Definitions.  When used herein the following terms shall have the following meanings:

“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of all or substantially all of any business or division of a Person, (b) the acquisition of in excess of 50% of the Stock of any Person, or otherwise causing any Person to become a Subsidiary, (c) a merger, consolidation, amalgamation or any other combination with another Person (other than a combination between two Persons that prior to the merger, consolidation, amalgamation or combination were already Loan Parties) in which the surviving Person is the Borrower or is or becomes a Subsidiary of the Borrower and (d) the acquisition of a brand, line of business, division, branch, product line, marketing rights, patent rights, or other Intellectual Property rights unrelated to Product, with respect to a product line, operating division, product or potential product, or other unit operation of any Person.

“Affiliate” of any Person means (a) any other Person which, directly or indirectly, controls or is controlled by or is under common control with such Person and (b) any officer or director of such Person.  A Person shall be deemed to be “controlled by” any other Person if such Person possesses, directly or indirectly, power to vote 10% or more of the securities (on a fully diluted basis) having ordinary voting power for the election of directors or managers or power to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.  Unless expressly stated otherwise herein, neither the Agent nor the Lender shall be deemed an Affiliate of any Loan Party.

“Agent” means PDL BioPharma, Inc. in its capacity as administrative agent for the Lender hereunder and any successor thereto in such capacity.

“Agreement” has the meaning set forth in the Preamble.

“Applicable Percentage” means, for any period, 1.8% of the Borrower’s Net Revenues for such period; provided that, beginning on the first full Fiscal Quarter after the Prepayment Date, the “Applicable Percentage” for any period shall be 0.9% of the Borrower’s Net Revenues for such period.

“Applicable Law” means all applicable provisions of all (i) constitutions, treaties, statutes, laws, rules, regulations and ordinances of any Governmental Authority, (ii) authorizations, consents, approvals, permits or licenses issued by, or a registration or filing with, any Governmental Authority and (iii) orders, decisions, judgments, awards and decrees of any Governmental Authority (including common law and principles of public policy).

“Assigned Interests” shall mean, (i) from the Closing Date until the end of the calendar quarter in which the Prepayment Date occurs, an amount equal to the product of the Applicable Percentage multiplied by the Borrower’s quarterly Net Revenues, and (ii) from the beginning of the first Fiscal Quarter after the Prepayment Date through the Maturity Date, for each of the following Fiscal Quarters the greater of (a) an amount equal to the product of the Applicable Percentage multiplied by the sum of the Borrower’s monthly Net Revenues for each calendar month in such Fiscal Quarter and (b) the following amounts (the “Mandatory Minimum Payments”):

(a)         For each Fiscal Quarter in the Fiscal Year ended December 31, 2013, $65,000;

(b)         for each Fiscal Quarter in the Fiscal Year ended December 31, 2014, $177,500;

(c)          for each Fiscal Quarter in the Fiscal Year ended December 31, 2015, $305,000;

(d)         for each Fiscal Quarter in the Fiscal Year ended December 31, 2016, $305,000;

(e)          for each Fiscal Quarter in the Fiscal Year ended December 31, 2017, $305,000; and

(f)           for each Fiscal Quarter in the Fiscal Year ended December 31, 2018, $310,000.

“Audit Costs” means the reasonable out-of-pocket costs of any audit of the books and records of the Borrower and its Subsidiaries with respect to amounts paid or payable under this Agreement, including all fees and expenses incurred in connection therewith.

“Borrower” has the meaning set forth in the Preamble.

“Borrowing Request” has the meaning set forth in Section 2.1.1(b).

“Business Day” means any day on which commercial banks are open for commercial banking business in New York, New York and San Francisco, California.

“Capital Lease” means, with respect to any Person, any lease of (or other agreement conveying the right to use) any real or personal property by such Person that, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of such Person.

“Capital Stock” means, with respect to any Person, the Stock and Stock Equivalents of such Person.

“Cash Equivalent Investment” means, at any time, (a) any evidence of Debt, maturing not more than one year after such time, issued or guaranteed by the United States Government or any agency thereof, (b) commercial paper, or corporate demand notes, in each case rated at least A-l by Standard & Poor’s Ratings Group or P-l by Moody’s Investors Service, Inc., (c) any certificate of deposit (or time deposit represented by a certificate of deposit), overnight bank deposit or banker’s acceptance maturing not more than one year after such time, or any overnight Federal Funds transaction that is issued or sold by a commercial banking institution that is a member of the Federal Reserve System and has a combined capital and surplus and undivided profits of not less than $500,000,000, (d) any repurchase agreement entered into with any commercial banking institution of the nature referred to in clause (c) above which (i) is secured by a fully perfected security interest in any obligation of the type described in any of clauses (a) through (c) above and (ii) has a market value at the time such repurchase agreement is entered into of not less than 100% of the repurchase obligation of such commercial banking institution thereunder, (e) money market accounts or mutual funds which invest predominantly in assets satisfying the foregoing requirements, (f) other investments set forth in Borrower’s investment policy from time to time and approved in writing by the Agent and (g) other short term liquid investments approved in writing by the Agent.

“CFC” means a Person that is a “controlled foreign corporation” as defined in Section 957 of the IRC.

“Change of Control” means an event or series of events by which:

(a) any “person” or “group” (as such terms are used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) (other than the Holders) becomes the “beneficial owner” (as defined in Rules 13-d and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all Stock that such person or group has the right to acquire (such right, an “option right”), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of fifty percent (50%) or more of the Stock and Stock Equivalents of the Borrower entitled to vote for members of the board of directors or equivalent governing body of the Borrower on a fully diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right);

(b) individuals who on the Closing Date constituted the board of directors or similar governing body of the Borrower (together with any new directors whose election or appointment by such board of directors or similar governing body or whose nomination for election by the shareholders of the Borrower was approved by a vote of a majority of the directors of the Borrower then still in office who were either directors on the Closing Date or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the board of directors or similar governing body of the Borrower then in office;

(c) all or substantially all of the assets of the Borrower are disposed of in any one or more transactions; or

(d) at any time prior to the initial public offering of the Borrower’s common Stock, the Holders shall fail to hold directly at least 50% of the Capital Stock of the Borrower, other than as a result of dilution through the sale of equity of the Borrower for purposes of raising capital.

“Closing Date” means the date on which the conditions set forth in Section 4.1 have been satisfied or waived by the Lender.

“Closing Fee” means the fee due from the Borrower to the Agent on or before (a) with respect to the Tranche One Loan, the Closing Date and (b) with respect to the Tranche Two Loan, the funding date thereof, in each case in an amount equal to 1% of the aggregate principal amount of the applicable Loan.

“Collateral” means all property and interests in property and proceeds thereof now owned or hereafter acquired by any Loan Party and any other Person who has granted a Lien to the Agent, in or upon which a Lien now or hereafter exists in favor of the Lender or the Agent for the benefit of the Agent and the Lender, whether under this Agreement or under any other documents executed by any such Persons and delivered to the Agent.

“Collateral Access Agreement” means an agreement in form and substance satisfactory to the Agent in its reasonable discretion pursuant to which a mortgagee or lessor of real property on which Collateral is stored or otherwise located, or a warehouseman, processor or other bailee of inventory or other property owned by any Loan Party, acknowledges the Liens of the Agent and waives (or, if approved by the Agent, subordinates) any Liens held by such Person on such property, and, in the case of any such agreement with a mortgagee or lessor, permits the Agent reasonable access to and use of such real property during the continuance of an Event of Default to assemble, complete and sell any Collateral stored or otherwise located thereon.

“Collateral Documents” means, collectively, the Security Agreement (including as may be supplemented by the joinder of any Subsidiary of the Borrower thereto), any Subsidiary Guaranty, and each other agreement or instrument pursuant to or in connection with which any Loan Party or any other Person grants a security interest in any Collateral to the Agent for the benefit of the Lender or pursuant to which any such security interest in Collateral is perfected, each as amended, restated or otherwise modified from time to time in accordance with the terms hereof and thereof.

“Commitments” means the Tranche One Commitment and the Tranche Two Commitment.

“Compliance Certificate” means a certificate substantially in the form of Exhibit A.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes, including, for the avoidance of doubt, those described in clause (i)(A) of Section 3.1(a).

“Contingent Obligation” means any agreement, undertaking or arrangement by which any Person guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to or otherwise to invest in a debtor, to provide security for the obligations of a debtor or otherwise to assure a creditor against loss) any indebtedness, obligation or other liability of any other Person (other than by endorsements of instruments in the course of collection), or guarantees the payment of dividends or other distributions upon the Stock of any other Person.  The amount of any Person’s obligation in respect of any Contingent Obligation shall (subject to any limitation set forth therein) be deemed to be the principal amount of the indebtedness, obligation or other liability supported thereby or the amount of the dividends or distributions guaranteed, as applicable.

“Control Agreement” means a tri-party deposit account, securities account or commodities account Control Agreement by and among the applicable Loan Party, the Agent and the depository, securities intermediary or commodities intermediary, and each in form and substance  satisfactory in all respects to the Agent in its reasonable discretion and in any event providing to the Agent “control” of such deposit account, securities or commodities account within the meaning of Articles 8 and 9 of the UCC.

“Copyrights” means all rights, title and interests (and all related IP Ancillary Rights) arising under any Applicable Law in copyrights and all mask work, database and design rights, whether or not registered or published, all registrations and recordations thereof and all applications in connection therewith.

“Debt” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all indebtedness evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person as lessee under Capital Leases which have been or should be recorded as liabilities on a balance sheet of such Person in accordance with GAAP, (d) all obligations of such Person to pay the deferred purchase price of property or services (excluding trade accounts payable in the ordinary course of business), (e) all indebtedness secured by a Lien on the property of such Person, whether or not such indebtedness shall have been assumed by such Person (with the amount thereof being measured as the fair market value of such property), (f) all obligations, contingent or otherwise, with respect to letters of credit (whether or not drawn), banker’s acceptances and surety bonds issued for the account of such Person, (g) all Hedging Obligations of such Person, (h) all Contingent Obligations of such Person for obligations of any other Person constituting Debt (under another clause of this definition) of such other Person, (i) all earn-out, purchase price adjustment and similar obligations that are required by GAAP to be reflected on the balance sheet of such Person, (j) all obligations of such Person in respect of Disqualified Capital Stock issued by such Person, (k) all indebtedness of the types listed in (a) through (j) and (l) of any partnership of which such Person is a general partner and (l) all obligations of such Person under any synthetic lease transaction, where such obligations are considered borrowed money indebtedness for tax purposes but the transaction is classified as an operating lease in accordance with GAAP.

“Default” means any event that, if it continues uncured, will, with the lapse of time or the giving of notice or both, constitute an Event of Default.

“Default Rate” has the meaning set forth in Section 2.3.1.

“Disclosure Letter” means the letter dated as of the date of this Agreement delivered by the Borrower to the Agent and the Lender in connection with the execution and delivery of this Agreement.

“Disqualified Capital Stock” means any Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable or is redeemable at the option of the holder thereof, in whole or in part, on or prior to April 18, 2019, (b) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or (ii) any Stock referred to in (a) above, in each case at any time on or prior to April 18, 2019, or (c) contains any repurchase obligation which may come into effect prior to the Obligations being Paid in Full; provided that any Stock that would not constitute Disqualified Capital Stock but for provisions thereof giving holders thereof (or the holders of any security into or for which such Stock is convertible, exchangeable or exercisable) the right to require the issuer thereof to redeem or repurchase such Stock upon the occurrence of a change in control or an asset sale occurring prior to April 18, 2019 shall not constitute Disqualified Capital Stock if such Stock provides that the issuer thereof will not redeem or repurchase any such Stock pursuant to such provisions prior to the repayment in full of the Obligations.

“Dollar” and “$” mean lawful currency of the United States of America.

“Eligible Institution” means any Person that is a bank, institutional lender or other recognized financing provider.

“Environmental Claims” means all claims, however asserted, by any governmental, regulatory or judicial authority or other Person alleging potential liability or responsibility under or for violation of any Environmental Law, or for release or injury to the environment or any Person or property or natural resources.

“Environmental Laws” means all present or future federal, state, provincial or local laws, statutes, common law duties, rules, regulations, ordinances and codes, including all amendments, together with all administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case relating to any matter arising out of or relating to health and safety, or pollution or protection of the environment, natural resources or workplace, including any of the foregoing relating to the presence, use, production, recycling, reclamation, generation, handling, transport, treatment, storage, disposal, distribution, discharge, release, emission, control, cleanup or investigation or management of any Hazardous Substance.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Event of Default” means any of the events described in Section 8.1.

“Excluded Accounts” means, collectively, that certain collateral money market account held in the name of Borrower at Silicon Valley Bank as collateral for Borrower’s credit card obligations with Silicon Valley Bank, so long as the balance thereof does not at any time exceed

$300,000, and that certain Euro account held in the name of Borrower at Standard Chartered Bank, so long as the balance thereof does not at any time exceed €250,000.

“Excluded Taxes” has the meaning set forth in Section 3.1(a).

“Exit Fee” means an amount equal to 1.0% of the aggregate original principal amount of Tranche One Loan and the Tranche Two Loan (to the extent the Tranche Two Loan is made).

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor provision that is substantively comparable and not materially more burdensome to comply with), and any current or future regulations issued thereunder or official interpretations thereof.

“Fiscal Quarter” means a fiscal quarter of a Fiscal Year.

“Fiscal Year” means the fiscal year of the Borrower and its Subsidiaries, which period shall be the 12-month period ending on December 31 of each year.

“FRB” means the Board of Governors of the Federal Reserve System or any successor thereto.

“GAAP” means generally accepted accounting principles as in effect in the United States of America.

“Governmental Authority” means any nation or government, any state, province, municipality or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank), and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

“Gross Revenue” means, for any period of determination, the sum of the following for such period: (i) the amounts recognized as revenue in accordance with GAAP by the Borrower, its Subsidiaries or any of their Affiliates with respect to (a) the sale of Product to a Third Party by the Borrower, its Subsidiaries or any of their Affiliates, (b) the sale, distribution or other commercial use of Product by such Third Party in connection with any marketing, royalty, manufacturing, co-promotion, co-development, or other strategic arrangements, (c) the license, assignment or other transfer of Intellectual Property to market, sell, lease or transfer Product or any other product utilizing such Intellectual Property and (ii) any collections in respect of write-offs or allowances for bad debts in respect of items described in the preceding clause (i) that constitute reversals of allowances for bad debt made in calculating Net Revenue. For purposes of prevention of duplication, “Gross Revenue” shall not include amounts invoiced by Affiliates, distributors, wholesalers or other Persons acting in similar capacities to the extent that such amounts are duplicative.

“Hazardous Substances” means any waste, chemical, substance, or material listed, defined, classified, or regulated as a hazardous waste, hazardous substance, pollutant, contaminant, toxic substance, or hazardous, dangerous or radioactive material, chemical or waste or otherwise regulated by any Environmental Law, including, without limitation, any petroleum or any derivative, waste, or byproduct thereof, radon, asbestos, and polychlorinated biphenyls, and any other substance, the storage, manufacture, disposal, treatment, generation, use, transportation, remediation, release into or concentration in the environment of which is prohibited, controlled, regulated or licensed by any governmental authority under any Environmental Law.

“Hedging Obligation” means, with respect to any Person, any liability of such Person under any interest rate, currency or commodity swap agreement, cap agreement or collar agreement, and any other agreement or arrangement designed to protect a Person against fluctuations in interest rates, currency exchange rates or commodity prices.  The amount of any Person’s obligation in respect of any Hedging Obligation shall be deemed to be the incremental obligation that would be reflected in the financial statements of such Person in accordance with GAAP.

“Holders” means, collectively, the holders of the Capital Stock of the Borrower as of the Closing Date, each natural relative who is a rightful heir of the foregoing, and any trust maintained by or for the benefit of any of the foregoing.

“Indemnified Liabilities” has the meaning set forth in Section 10.4.

“Intellectual Property” means all rights, title and interests in intellectual property arising under any Applicable Law and all IP Ancillary Rights relating thereto, including all Copyrights, Patents, Trademarks, Internet Domain Names, Trade Secrets, industrial designs, integrated circuit topographies, and rights under IP Licenses.

“Interest-Only Period” shall mean the period beginning on the Closing Date and continuing through (i) if a Tranche Two Milestone does not occur, the tenth Interest Payment Date after the Closing Date, or (ii) if a Tranche Two Milestone occurs, the twelfth Interest Payment Date after the Closing Date.

“Interest Payment Date” means the last Business Day of each March, June, September  and December.

“Internet Domain Name” means all right, title and interest (and all related IP Ancillary Rights) arising under any Applicable Law in internet domain names.

“Investment” means, with respect to any Person, (a) the purchase or other acquisition of any debt or equity security of any other Person, (b) the making of any loan, advance or capital contribution to any other Person, (c) becoming obligated with respect to a Contingent Obligation in respect of obligations of any other Person or (d) the making of an Acquisition.  For the avoidance of doubt, a deposit account shall not be an “Investment.”

“IP Ancillary Rights” means, with respect to an item of Intellectual Property all foreign counterparts to, and all divisionals, reversions, continuations, continuations-in-part, reissues, reexaminations, renewals and extensions of, such Intellectual Property and all income, royalties, proceeds and liabilities at any time due or payable or asserted under or with respect to any of the foregoing or otherwise with respect to such Intellectual Property, including all rights to sue or recover at law or in equity for any past, present or future infringement, misappropriation, dilution, violation or other impairment thereof, and, in each case, all rights to obtain any other IP Ancillary Right.

“IP License” means all contractual obligations (and all related IP Ancillary Rights), whether written or oral, granting any right, title and interest in any Intellectual Property.

“IRC” means the Internal Revenue Code of 1986, as amended.

“IRS” has the meaning set forth in Section 3.1(d).

“Legal Costs” means, with respect to any Person, (a) all reasonable fees and charges of any counsel, accountants, auditors, appraisers, consultants and other professionals to such Person, (b) the reasonable allocable cost of internal legal services of such Person and all reasonable disbursements of such internal counsel and (c) all court costs and similar legal expenses.

“Lender Party” has the meaning set forth in Section 10.4.

“Lender” has the meaning set forth in the Preamble.

“Letter Agreement” has the meaning set forth in Section 4.1.7.

“Lien” means, with respect to any Person, any interest granted by such Person in any real or personal property, asset or other right owned or being purchased or acquired by such Person which secures payment or performance of any obligation and shall include any mortgage, lien, encumbrance, charge or other security interest of any kind, whether arising by contract, as a matter of law, by judicial process or otherwise.

“Liquidity” means, at any time, the sum of cash and Cash Equivalent Investments held by the Borrower and its Subsidiaries at such time that are not (i) subject to any Liens (other than Liens under the Collateral Documents and customary setoff rights with respect to deposit accounts or other funds maintained with depository institutions that are created by law or by applicable account agreements in favor of such depositary institutions or securities intermediaries), (ii) required to be maintained or kept segregated from the general assets of the applicable Subsidiary for the purpose of securing or providing a source of payment for Debt or other obligations that are or from time to time may be owed to one or more creditors of the Borrower or any Subsidiary (other than to secure the Obligations) or (iii) held by a Subsidiary that is subject to restrictions on its ability to pay dividends or distributions.

“Loans” means the Tranche One Loan, the Tranche Two Loan and any PIK Loans.

“Loan Documents” means this Agreement, the Notes, the Collateral Documents, the Letter Agreement, the Disclosure Letter and all other documents, instruments and agreements delivered in connection with the foregoing, all as amended, restated or otherwise modified from time to time in accordance with the terms hereof and thereof.

“Loan Party” means the Borrower and each Subsidiary of the Borrower that has executed and delivered a Subsidiary Guaranty and Security Agreement.

“Mandatory Minimum Payments” has the meaning set forth in the definition of “Assigned Interests.”

“Margin Stock” means any “margin stock” as defined in Regulation T, U or X of the FRB.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, assets, business, properties or condition (financial or otherwise) of the Borrower or the Loan Parties taken as a whole, (b) a material impairment of the ability of any Loan Party to perform in any material respect any of its Obligations under any Loan Document to which it is a party or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.

“Maturity Date” means April 18, 2018.

“Monthly Net Revenue Report” means, with respect to the relevant calendar month, a report reflecting Net Revenue for such calendar month, including a description of Gross Revenue for such calendar month and the adjustments and other reconciliations used to arrive at Net Revenue, in form and substance acceptable to the Agent and the Lender

“Net Revenue” means, for any period of determination, the difference between (a) Gross Revenue for such period, less (b) the sum, with respect to the items described in clauses (i) and (ii) of the definition of Gross Revenue, without duplication, of (i) bona fide cash, trade discounts and rebates actually granted or paid to Third Parties in accordance with customary industry standards, (ii) allowances and adjustments actually credited to customers for Product that is spoiled, damaged, outdated, obsolete, returned or otherwise recalled, but only if and to the extent the same are in accordance with sound business practices and not in excess of customary industry standards, (iii) charges for freight, postage, shipping, delivery, service and insurance charges, to the extent invoiced, (iv) taxes, duties or other governmental charges to the extent invoiced, (v) write-offs or allowances for bad debts, (vi) rebates and chargebacks and other price reduction programs, and (vii) other payments required by Applicable Law, in each case as determined in accordance with GAAP.

“Non-Excluded Taxes” has the meaning set forth in Section 3.1(a).

“Note” means a promissory note in form and substance acceptable to the Lender and the Agent, as the same may be replaced, substituted, amended, restated or otherwise modified from time to time.

“Obligations” means all liabilities, indebtedness and obligations (including interest accrued at the rate provided in the applicable Loan Document after the commencement of a bankruptcy proceeding whether or not a claim for such interest is allowed) of any Loan Party under this Agreement, or any Loan Party under any other Loan Document, any Collateral Document or any other document or instrument executed in connection herewith or therewith, in each case howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due, including the Assigned Interests.

“OFAC” has the meaning set forth in Section 5.20.1.

“Other Connection Taxes” means, with respect to the Lender, Taxes imposed as a result of a present or former connection between the Lender and the jurisdiction imposing such Tax (other than any such connection arising from the Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction with respect to the Loan or enforced any Loan Document or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document.

“Paid in Full” or “Payment in Full” means, with respect to any Obligations, the payment in full in cash and performance of all such Obligations.

“Patents” means all (i) all patents and certificates of invention, or similar property rights, and applications for any of the foregoing, of the United States, any other country or any political subdivision thereof, (ii) all reissues, divisions, continuations, continuations-in-part, extensions, renewals, and reexaminations thereof, (iii) all rights corresponding thereto throughout the world, (iv) all inventions and improvements described therein, (v) all rights to sue for past, present and future infringements thereof, (vi) all licenses, claims, damages, and proceeds of suit arising therefrom, (vii) all proceeds of the foregoing, including, without limitation, licenses, royalties, and income, and (viii) without duplication, all IP Ancillary Rights in respect of the foregoing.

“Permitted AR Facility” means a loan facility from an Eligible Institution (i) that is secured solely by the Borrower’s Accounts (as such term is defined in the Security Agreement), Inventory (as such term is defined in the Security Agreement), and cash, deposit accounts and other similar assets and payment intangibles, (ii) the aggregate amount due and outstanding under which does not exceed 85% of the amount of eligible accounts outstanding (as defined in the documentation governing such facility) and securing the obligations thereunder, and which shall provide facilities that shall in no event exceed $10,000,000 in principal amount (including undrawn committed or available amounts), and (iii) with respect to which the Agent and the lender under such facility have entered into a mutually acceptable intercreditor agreement.

“Permitted Lien” means any Lien expressly permitted by Section 7.2.

“Permitted Refinancing” means any replacement, renewal, refinancing or extension of any existing Debt, in any such case, permitted by this Agreement that (a) does not exceed the aggregate principal amount (plus accrued interest and any applicable premium and associated fees and expenses) of the Debt being replaced, renewed, refinanced or extended, (b) does not have a weighted average life to maturity at the time of such replacement, renewal, refinancing or extension that is less than the weighted average life to maturity of the Debt being replaced, renewed, refinanced or extended, (c) does not rank at the time of such replacement, renewal, refinancing or extension senior to the Debt being replaced, renewed, refinanced or extended, and (d) does not contain terms (including, without limitation, terms relating to security, amortization, interest rate, premiums, fees, covenants, subordination, event of default and remedies) that, taken as a whole, are materially less favorable to any Loan Party or adverse to the interests of the Agent and the Lender than those applicable to the Debt being replaced, renewed, refinanced or extended.

“Person” means any natural person, corporation, partnership, trust, limited liability company, association, Governmental Authority or unit, or any other entity, whether acting in an individual, fiduciary or other capacity.

“PIK Loans” has the meaning set forth in Section 2.3.1.

“PIK Periods” has the meaning set forth in Section 2.3.1.

“Prepayment Date” means any date prior to the Maturity Date on which the Loans (including, if applicable, any PIK Loans), and all accrued interest thereon, are Paid in Full.

“Product” means the Wildcat, Kittycat, Kittycat2, Juicebox, Ocelot, Ocelot PIXL, Lightbox and Pantheris products, and any and all future iterations of any of the foregoing, and any other products developed internally by any Loan Party; provided, that after the date of an Acquisition of the  Borrower, “Product” shall mean those products that existed either as commercialized products or in development by the Borrower, under Borrower’s standard operating procedure defining the product development process as delivered to the Lender prior to the date hereof, immediately prior the date of such Acquisition.  For the avoidance of doubt, “Product” shall not include any product owned or in development by any acquirer immediately prior to such Acquisition.

“Qualified Capital Stock” of any person shall mean any Stock of such person that is not Disqualified Capital Stock.

“Quarterly Net Revenue Report” means, with respect to the relevant Fiscal Quarter, a report reflecting Net Revenue for such Fiscal Quarter, including a description of Gross Revenue for such Fiscal Quarter and the adjustments and other reconciliations used to arrive at Net Revenue, in form and substance reasonably acceptable to the Agent and the Lender.

“Restricted Payment” has the meaning set forth in Section 7.3.

“Security Agreement” means the Security Agreement, dated as of the Closing Date, made by the Borrower in favor of the Agent, and governed by the laws of the State of New York, as amended, restated or otherwise modified from time to time in accordance with the terms hereof and thereof.

“Stock” means all shares of capital stock (whether denominated as common stock or preferred stock), equity interests, beneficial, partnership or membership interests, joint venture interests, participations or other ownership or profit interests in, or equivalents (regardless of how designated) of, a Person (other than an individual), whether voting or non-voting.

“Stock Equivalents” means all securities convertible into or exchangeable for Stock or any other Stock Equivalent and all warrants, options or other rights to purchase, subscribe for or otherwise acquire any Stock or any other Stock Equivalent, whether or not presently convertible, exchangeable or exercisable.  For the avoidance of doubt, “Stock Equivalents” shall not include debt instruments that are convertible into Stock or Stock Equivalents.

“Subsidiary” means, with respect to any Person, a corporation, partnership, limited liability company or other entity of which such Person owns, directly or indirectly, such number of outstanding shares of voting Stock or Stock Equivalents as to have more than 50% of the ordinary voting power for the election of directors or other managers of such corporation, partnership, limited liability company or other entity.  Unless the context otherwise requires, each reference to Subsidiaries herein shall be a reference to Subsidiaries of the Borrower.

“Subsidiary Guaranty” means each Subsidiary Guaranty executed and delivered by a Subsidiary in favor of the Agent pursuant to Section 6.7, in form and substance satisfactory to the Agent and the Lender.

“Taxes” has the meaning set forth in Section 3.1(a).

“Tax Returns” has the meaning set forth in Section 5.12.

“Third Party” means any Person other than the Borrower, Lender and Agent.

“Trade Secrets” means all right, title and interest (and all related IP Ancillary Rights) arising under any Applicable Law in or relating to trade secrets.

“Trademark” means all rights, title and interests (and all related IP Ancillary Rights) arising under any Applicable Law in trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos and other source or business identifiers and, in each case, all goodwill associated therewith, all registrations and recordations thereof and all applications in connection therewith.

“Tranche One Commitment” means, as to the Lender, the Lender’s commitment to provide the Loans in the aggregate principal amount of $20,000,000 pursuant to Section 2.1.1(a).

“Tranche Two Commitment” means, as to the Lender, the Lender’s commitment to provide the Loans in the aggregate principal amount of up to $20,000,000 pursuant to Section 2.1.1(b).

“Tranche One Loan” means the term loan from the Lender in a principal amount of $20,000,000 made to the Borrower on the Closing Date pursuant to Section 2.1.1(a).

“Tranche Two Loan” means the term loan from the Lender in a principal amount of at least $10,000,000 and up to $20,000,000, at the Borrower’s discretion, made to the Borrower pursuant to Section 2.1.1(b).

“Tranche Two Milestone” has the meaning set forth in Section 4.2.2.

“True-Up Amount” shall have the meaning set forth in Section 6.9.

“True-Up Statement” shall have the meaning set forth in Section 6.9.

“UCC” means the Uniform Commercial Code as in effect in from time to time in the State of New York.

“Wholly-Owned Subsidiary” means, as to any Subsidiary, all of the Stock and Stock Equivalents of which (except directors’ qualifying shares) are at the time directly or indirectly owned by the Borrower and/or another Wholly-Owned Subsidiary of the Borrower.

1.2.                            Interpretation.  In the case of this Agreement and each other Loan Document, (a) the meanings of defined terms are equally applicable to the singular and plural forms of the defined terms; (b) Annex, Exhibit, Schedule and Section references in each Loan Document are to the particular Annex, Exhibit, Schedule and Section of such Loan Document unless otherwise specified; (c) the term “including” is not limiting and means “including but not limited to”; (d) in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”, and the word “through” means “to and including”; (e) unless otherwise expressly provided in such Loan Document, (i) references to agreements and other contractual instruments shall be deemed to include all subsequent amendments and other modifications thereto, but only to the extent such amendments and other modifications are not prohibited by the terms of any Loan Document, and (ii) references to any statute or regulation shall be construed as including all statutory and regulatory provisions amending, replacing, supplementing or interpreting such statute or regulation; (f) this Agreement and the other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters, all of which are cumulative and each shall be performed in accordance with its terms; and (g) this Agreement and the other Loan Documents are the result of negotiations among and have been reviewed by counsel to the Agent, the Borrower, the Lender and the other parties hereto and thereto and are the products of all parties; accordingly, they shall not be construed against the Agent or the Lender merely because of the Agent’s or the Lender’s involvement in their preparation.  Any reference in any Loan Document to a Permitted Lien is not intended to subordinate or postpone, and shall not be interpreted as subordinating or postponing, or as any agreement to subordinate or postpone, any Lien created by any of the Loan Documents to any Permitted Lien.

Section 2.                                           Credit Facilities.

2.1.                            Loans.

2.1.1.                  Loans.  On the terms and subject to the conditions of this Agreement, the Lender agrees to lend to the Borrower funds in an aggregate principal amount of up to the Commitment, in installments as follows:

(a)                                 on the Closing Date, the entire amount of its Tranche One Commitment, after which the Tranche One Commitment shall terminate;

(b)                                 on the date set forth in the Borrower’s written request (the “Borrowing Request”), the amount of the Tranche Two Commitment set forth in such Borrowing Request (provided that such amount shall be no less than $10,000,000 and no more than $20,000,000), after which the Tranche Two Commitment shall terminate in full; provided that the Borrowing Request must be received by Lender no later than noon Pacific time five (5) Business Days prior to the date of such proposed borrowing.

2.1.2.                  General.  No portion of the Loans may be re-borrowed once repaid.  The proceeds of the Loans shall be used for working capital, capital expenditures and general corporate purposes, in compliance with the Loan Documents and Applicable Law.

2.2.                            Loan Accounting.

2.2.1.                  Recordkeeping.  The Agent, on behalf of the Lender, shall record in its records the date and amount of the Loan made by the Lender, each interest payment paid in kind, accrued interest and each repayment of principal or interest thereon.  The aggregate unpaid principal amount so recorded shall be rebuttably presumptive evidence of the principal amount of the Loan owing and unpaid.  The failure to so record any such amount or any error in so recording any such amount shall not, however, limit or otherwise affect the Obligations of the Borrower hereunder or under any Note to repay the principal amount of the Loan hereunder, together with all interest accruing thereon.

2.2.2.                  Notes.  At the request of the Lender, the Loans shall be evidenced by one or more Notes, with appropriate insertions, payable to the order of the Lender in a face principal amount equal to the Loans and payable in such amounts and on such dates as are set forth herein.

2.3.                            Interest.

2.3.1.                  Interest Rate.

(a)                                 The Borrower promises to pay interest on the unpaid principal amount of the Loans for the period commencing on the Closing Date until the Loans are Paid in Full at a rate payable in cash (subject to clause (b) below) per annum equal to (i) 12.0% for the Tranche One Loan and (b) 14.0% for the Tranche Two Loan.

(b)                                 The Borrower may elect to pay an amount of interest up to 1.5% per annum in the form of additional term loans (“PIK Loans”) (i) for the first eight Interest Payments Dates after the Closing Date, with respect to the Tranche One Loan, and (ii) for the first four Interest Payment Dates after the Tranche Two Loan is funded, with respect to the Tranche Two Loan (the “PIK Periods”).  The Borrower shall deliver to the Agent a written notice of its election to pay an amount of interest in the form of PIK Loans at least five (5) Business Days prior to the applicable Interest Payment Date.  Any such election shall be deemed to remain in effect until superseded by a subsequent notice delivered as set forth in the preceding sentence, or until the applicable PIK Period has expired.

(c)                                  The foregoing notwithstanding, (i) at any time an Event of Default exists, if requested by the Agent or the Lender, the interest rate then applicable to the Loan shall be increased by two percent (2.00%) per annum (any such increased rate, the “Default Rate”), (ii) any such increase may thereafter be rescinded by the Lender, and (iii) upon the occurrence of an Event of Default under Section 8.1.1 or 8.1.3, any such increase described in the foregoing clause (i) shall occur automatically.  In the event that the Obligations are not Paid in Full as of the Maturity Date, or in the event that the Obligations shall be declared or shall become due and payable pursuant to Section 8.2, the Obligations shall bear interest subsequent thereto at the Default Rate and such interest shall be payable in cash on demand.  In no event shall interest or other amounts payable by the Borrower to the Lender hereunder exceed the maximum rate permitted under Applicable Law, and if any such provision of this Agreement is in contravention of any such law, (x) any amounts paid hereunder shall be deemed to be and shall be applied against the principal amount of the Obligations to the extent necessary such that the amounts paid hereunder do not exceed the maximum rate under Applicable Law and (y) such provision shall otherwise be deemed modified as necessary to limit such amounts paid to the maximum rate permitted under Applicable Law.

2.3.2.                  Interest Payments.  Interest accrued on the Loan during the period from the Closing Date until the Maturity Date shall accrue and be payable in cash (subject to Section 2.3.1(b)) quarterly on each Interest Payment Date, in arrears (provided, however, that PIK Loans, if any, shall accrue, be capitalized and be compounded and added to the aggregate principal balance of the Loans in arrears on each Interest Payment Date), and, to the extent not paid in advance, upon a prepayment of the Loan in accordance with Section 2.4 and at maturity, in each such case, in cash.  After maturity and at any time an Event of Default exists, all accrued interest on the Loan shall be payable in cash on demand at the rates specified in Section 2.3.1.

2.3.3.                  Computation of Interest.  Interest shall be computed for the actual number of days elapsed on the basis of a year of 360 days consisting of twelve 30-day months.

2.4.                            Amortization; Prepayment.

2.4.1.                  Amortization.  Commencing on the first Interest Payment Date following the Interest-Only Period, the Borrower shall repay to the Agent for the account of the Lender on each Interest Payment Date an installment payment in respect of the Loans (including, if applicable, any PIK Loans).  Such installment payments shall be in equal principal amounts (which amounts shall be reduced as a result of the application of prepayments in accordance with Section 2.7), plus accrued and unpaid interest, which principal amounts shall be determined by the Agent based on the principal amount of the Loans (including, if applicable, any PIK Loans) outstanding on the first Interest Payment Date following the Interest Only Period.

2.4.2.                  Voluntary Prepayment.  The Borrower may, on at least three (3) Business Days’ written notice to the Agent, not later than 12:00 noon New York City time on such day, prepay the Loan in whole or in part (together with accrued and unpaid interest to the date of prepayment on such prepaid amount and without premium or penalty); provided, however, that each partial prepayment that is not of the entire outstanding amount of any Loan shall be in an aggregate amount that is an integral multiple of $100,000; and provided, further, that any prepayment in full shall be accompanied by the Exit Fee.

2.4.3.                  Payments in Respect of the Assigned Interests.  The Borrower shall pay to the Lender the Assigned Interests (a) in respect of Net Revenues earned during the immediately preceding Fiscal Quarter concurrently with the delivery of each Quarterly Net Revenue Report in the amount set forth thereon, until the end of the Fiscal Quarter in which the Prepayment Date occurs and (b) commencing with the first calendar month beginning after the end of the Fiscal Quarter in which the Prepayment Date occurs, in respect of Net Revenues earned during the immediately preceding month concurrently with the delivery of each Monthly Net Revenue Report in the amount set forth thereon, until the Maturity Date.

2.5.                            Payment Upon Maturity.  The Loans, together with the Exit Fee, shall be Paid in Full on the Maturity Date.

2.6.                            Making of Payments.  All payments on the Loans in accordance with this Agreement, including any payment in respect of the Assigned Interests and all payments of fees and expenses, shall be made by the Borrower to the Agent without setoff, recoupment or counterclaim and in immediately available funds, in United States Dollars, by wire transfer to the account of the Agent set forth on Annex I or as otherwise specified by the Agent, in any case, not later than 1:00 p.m. New York City time on the date due, and funds received after that hour shall be deemed to have been received by the Agent on the following Business Day.  The Agent shall promptly remit to the Lender all payments received in collected funds by the Agent for the account of such Lender.

2.7.                            Application of Payments and Proceeds.  Each prepayment of the outstanding Loans pursuant to Section 2.4.2 shall be applied to the principal repayment installments of the Loans as directed by the Borrower.

2.8.                            Payment Dates.  If any payment of principal of or interest on a Loan, or of any fees, falls due on a day which is not a Business Day, then such due date shall be extended to the immediately following Business Day and, in the case of principal, additional interest shall accrue and be payable for the period of any such extension.

2.9.                            Set-off.  The Borrower agrees that the Agent and the Lender and its Affiliates have all rights of set-off and bankers’ lien provided by Applicable Law, and in addition thereto, the Borrower agrees that at any time an Event of Default has occurred and is continuing, the Agent and the Lender may apply to the payment of any Obligations of the Borrower hereunder, whether or not then due, any and all balances, credits, deposits, accounts or moneys of the Borrower then or thereafter maintained with the Agent or such Lender.

2.10.                     Currency Matters.  All amounts payable under this Agreement and the other Loan Documents to the Agent and the Lender shall be payable in Dollars.

Section 3.                                           Yield Protection.

3.1.                            Taxes.

(a)                                 Except as otherwise provided in this Section 3.1, all payments of principal and interest on the Loan and all other amounts payable under any Loan Document shall be made free and clear of and without deduction or withholding for any present or future income, excise, stamp, documentary, property or franchise taxes or other taxes, fees, duties, levies, withholdings or other charges of any nature whatsoever imposed by any taxing authority, including any interest, additions to tax or penalties applicable thereto (“Taxes”), excluding (i) taxes imposed on or measured by the Lender’s net income, franchise taxes in lieu of taxes on net income, and branch profits taxes imposed by (A) the jurisdiction under which the Lender is organized or has its principal office or (B) that are Other Connection Taxes, (ii) U.S. federal withholding taxes pursuant to a law in effect at the time such Lender first becomes a party to this Agreement, except to the extent that, pursuant to this Section 3.1(a), amounts with respect to such Taxes were payable to such Lender’s assignor immediately before such Lender became a party hereto, and (iii) any U.S. federal withholding taxes imposed pursuant to FATCA (collectively, “Excluded Taxes” and all such non-Excluded Taxes, “Non-Excluded Taxes”)).  If any withholding or deduction from any payment to be made by the Borrower hereunder is required in respect of any Taxes pursuant to any Applicable Law (as determined in the good faith reasonable discretion of the Borrower or the Agent), rule or regulation, then the Borrower shall:  (i) timely pay directly to the relevant taxing authority the full amount required to be so withheld or deducted; (ii) within thirty (30) days after the date of any such payment of Taxes, forward to the Agent an official receipt or other documentation satisfactory to the Agent evidencing such payment to such relevant taxing authority; and (iii) in the case of Non-Excluded Taxes, pay to the Agent for the account of the Lender such additional amount or amounts as is necessary to ensure that the net amount actually received by the Lender will equal the full amount the Lender would have received had no such withholding or deduction for Non-Excluded Taxes (including withholdings and deductions for Non-Excluded Taxes applicable to any additional sums payable under this Section 3.1) been required.

(b)                                 the Borrower shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of the Agent timely reimburse it for the payment of, any Other Taxes.

(c)                                  The Borrower shall reimburse and indemnify, within 10 days after receipt of demand therefor (with copy to the Agent), the Agent and the Lender for all Non-Excluded Taxes and Other Taxes (including any additional Non-Excluded Taxes and Other Taxes imposed by any jurisdiction on amounts payable under this Section 3.1) paid by the Agent or the Lender, or required to be withheld or deducted from a payment to the Agent or the Lender, and any liabilities arising therefrom or with respect thereto (including any penalty, interest or expense), whether or not such Taxes were correctly or legally asserted.  A certificate of the Agent or the Lender (or of the Agent on behalf of the Lender) claiming any compensation under this clause (c), setting forth the amounts to be paid thereunder and delivered to the Borrower with a copy to the Agent, shall be conclusive, binding and final for all purposes, absent manifest error.

(d)                                 On or prior to the date it becomes a party to this Agreement, and from time to time thereafter as required by law or reasonably requested in writing by the Borrower, the Lender (including for this purpose any assignee of the Lender that becomes a party to this Agreement) shall (but only so long as the Lender remains lawfully able to do so) provide the Borrower with such documents and forms as prescribed by the Internal Revenue Service (“IRS”) in order to certify that payments to the Lender are exempt from or entitled to a reduced rate of U.S. federal withholding tax on payments pursuant to this Agreement or any other Loan Document. For the avoidance of doubt, if the documents and forms provided by the Lender at the time the Lender first becomes a party to this Agreement indicate a U.S. federal withholding tax rate on payments to the Lender in excess of zero, withholding tax at such rate shall be considered an Excluded Tax unless and until the Lender provides the appropriate forms certifying that a lesser rate applies, whereupon withholding tax at such lesser rate only shall be considered an Excluded Tax for periods governed by such form.  Without limiting the generality of the foregoing, any Lender that is the beneficial owner of payments made under this Agreement will (but only so long as the Lender remains lawfully able to do so) provide: (i) in the case of a beneficial owner that is U.S. person within the meaning of Section 7701 of the IRC, IRS  Form W-9 certifying that such beneficial owner is exempt from U.S. Federal backup withholding tax, (ii) in the case of a beneficial owner claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code both (A) IRS Form W-8BEN and (B) a certificate to the effect that such beneficial owner is not (1) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (2) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (3) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code, (iii) in the case of a beneficial owner that is not a U.S. person within the meaning of Section 7701 of the IRC claiming the benefits of an income tax treaty to which the United States is a party, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty; and (iv) in the case of a beneficial owner for whom payments under this Agreement constitute income that is effectively connected with such beneficial owner’s conduct of a trade or business in the United States, IRS Form W-8ECI.  Any Lender that is not the beneficial owner of payments made under this Agreement, such as an entity treated as a partnership for U.S. federal income tax purposes, will (but only so long as the Lender remains lawfully able to do so) provide (x) an IRS Form W-8IMY on behalf of itself and (y) on behalf of each such beneficial owner, the forms set forth in clauses (i) through (iv) of the preceding sentence that would be required of such beneficial owner if such beneficial owner were a Lender.  If a payment made to the Lender under this

Agreement would be subject to U.S. federal withholding tax imposed by FATCA if the Lender were to fail to comply with the applicable reporting requirements of FATCA, the Lender shall (but only so long as the Lender remains lawfully able to do so) deliver to the Borrower, at the time or times prescribed by law or reasonably requested in writing by the Borrower, such documentation prescribed by applicable law or reasonably requested in writing by the Borrower as may be necessary for the Borrower to comply with its obligations under FATCA, to determine that the Lender has complied with its  obligations under FATCA, or to determine the amount to deduct and withhold from such payment.  Solely for purposes of the preceding sentence, FATCA shall include any amendments made to FATCA after the date of this Agreement (and thus shall not be limited to amendments or successor provisions that are substantively comparable to (and not materially more onerous to comply with than) Section 1471 through 1474 of the Code as of the date of this Agreement).

(e)                                  If the Lender determines, in its sole discretion, that it has received a refund of any Non-Excluded Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section, the Lender shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) incurred by the Lender, and without interest (other than any interest paid by the relevant taxing authority with respect to such refund), provided that the Borrower, upon the request of the Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant taxing authority) to the Lender in the event the Lender is required to repay such refund to such taxing authority.  Notwithstanding anything to the contrary in this paragraph (e), in no event will the Lender be required to pay any amount to the Borrower pursuant to this paragraph (e) the payment of which would place the Lender in a less favorable net after-Tax position than the Lender would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.  This paragraph (e) shall not be construed to require the Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

(f)                                   The provisions of this Section 3.1 shall survive the termination of this Agreement and repayment of all Obligations.

3.2.                            Increased Cost.

(a)                                 If, after the Closing Date, the adoption or taking effect of, or any change in, any Applicable Law, rule, regulation or treaty, or any change in the interpretation or administration of any Applicable Law, rule, regulation or treaty by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Lender with any request, rule, guideline or directive (whether or not having the force of law) of any such authority, central bank or comparable agency:  (i) shall impose, modify or deem applicable any reserve (including any reserve imposed by the FRB), special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by the Lender; (ii) subject the Lender or the Agent to any Taxes (other than Taxes described in clauses (ii) and (iii) of the definition of Excluded Taxes, Taxes indemnified pursuant to Section 3.1 and Connection Income Taxes); or (iii) shall impose on the Lender any other condition affecting its Loan, its Note or its obligation to make the Loan; and the result of anything described in clauses (i) through (iii) above is to increase the cost to (or to impose a cost on) such Lender of making or maintaining its Loan, or to reduce the amount of any sum received or receivable by such Lender under this Agreement or under its Note with respect thereto, then, upon demand by such Lender (which demand shall be accompanied by a statement setting forth the basis for such demand and a calculation of the amount thereof in reasonable detail, a copy of which shall be furnished to the Agent), the Borrower shall pay directly to the Lender such additional amount as will compensate the Lender for such increased cost or such reduction.

(b)                                 If the Lender shall reasonably determine that any change in, or the adoption or phase-in of, any Applicable Law, rule or regulation regarding capital adequacy, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or the compliance by the Lender or any Person controlling the Lender with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on the Lender’s or such controlling Person’s capital as a consequence of such Lender’s Commitments hereunder to a level below that which the Lender or such controlling Person could have achieved but for such change, adoption, phase-in or compliance (taking into consideration the Lender’s or such controlling Person’s policies with respect to capital adequacy) by an amount deemed by the Lender or such controlling Person to be material, then from time to time, upon demand by the Lender (which demand shall be accompanied by a statement setting forth the basis for such demand and a calculation of the amount thereof in reasonable detail, a copy of which shall be furnished to the Agent), the Borrower shall pay to the Lender such additional amount as will compensate the Lender or such controlling Person for such reduction.

(c)                                  Notwithstanding anything herein to the contrary, (i) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or by United States or foreign regulatory authorities, in each case pursuant to Basel III, and (ii) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder or issued in connection therewith or in implementation thereof, shall in each case be deemed to be a change in law, regardless of the date enacted, adopted, issued or implemented.  Notwithstanding anything to the contrary in this Section 3.2, the Borrower shall not be required to compensate the Lender for any amounts incurred more than 180 days prior to the date that the Lender delivers the statement making the demand for such payment.

3.3.                            Mitigation of Circumstances.

The Lender shall promptly notify the Borrower and the Agent of any event of which it has knowledge which will result in, and will use reasonable commercial efforts available to it (and not, in such Lender’s sole judgment, otherwise disadvantageous to such Lender) to mitigate or avoid, any obligation by the Borrower to pay any amount pursuant to Section 3.1 or 3.2; provided, that this Section 3.3 shall not apply to, or operate to prevent, any assignment of the Loan and the rights and obligations of the Lender pursuant to Section 10.13.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by the Lender in connection with this Section 3.3.

3.4.                            Conclusiveness of Statements; Survival.  Determinations and statements of the Lender pursuant to Sections 3.1 or 3.2 shall be conclusive absent demonstrable error provided that the Lender or the Agent provides the Borrower with written notification of such determinations and statements.  The Lender may use reasonable averaging and attribution methods in determining compensation under Sections 3.1 or 3.2 and the provisions of such Sections shall survive repayment of the Loan, cancellation of the Notes and termination of this Agreement.

Section 4.                                           Conditions Precedent.

4.1.                            Tranche One Loan.  The obligation of the Lender to make the Tranche One Loan on the Closing Date is subject to the following conditions precedent, each of which shall be satisfactory in all respects to the Agent and the Lender:

4.1.1.                  Delivery of Loan Documents.  The Borrower shall have delivered the following documents in form and substance satisfactory to the Agent (and, as applicable, duly executed by all Persons named as parties thereto and dated the Closing Date or an earlier date satisfactory to the Agent):

(a)                                 Agreement.  This Agreement.

(b)                                 Notes.  A Note in respect of the Tranche One Loan.

(c)                                  Collateral Documents.  The Security Agreement and all other Collateral Documents, and all instruments, documents, certificates and agreements executed or delivered pursuant thereto (including Intellectual Property assignments and pledged equity and limited liability company interests in the Borrower and the Borrower’s Subsidiaries, if any, with undated irrevocable transfer powers executed in blank), in each case, executed and delivered by each Loan Party and each other Person named as a party thereto.

(d)                                 Financing Statements.  Properly completed Uniform Commercial Code financing statements and other filings and documents required by law or the Loan Documents to provide the Agent perfected Liens (subject only to Permitted Liens) in the Collateral.

(e)                                  Lien Searches.  Copies of Uniform Commercial Code search reports listing all effective financing statements or equivalent filings filed against any Loan Party, with copies of such financing statements and filings; and copies of Patent, Trademark, Copyright and Internet Domain Name search reports in material jurisdictions listing all effective collateral assignments in respect of such Intellectual Property filed with respect to any Loan Party, with copies of such collateral assignment documentation.

(f)                                   Authorization Documents.  For each Loan Party, such Person’s (i) charter (or similar formation document), certified by the appropriate Governmental Authority (as applicable) in its jurisdiction of incorporation (or formation), (ii) good standing certificates in its jurisdiction of incorporation (or formation) and in each other jurisdiction requested by the Agent or the Lender, (iii) limited liability company agreement, partnership agreement, bylaws (and similar governing document) (as applicable), (iv) resolutions of its board of directors (or similar governing body) approving and authorizing such Person’s execution, delivery and performance of the Loan Documents to which it is party and the transactions contemplated thereby, and (v) signature and incumbency certificates of its directors and/or officers executing any of the Loan Documents, all certified by its secretary or an assistant secretary (or similar officer) as being in full force and effect without modification.

(g)                                  Opinions of Counsel.  Opinions of counsel for each Loan Party, in form and substance requested by the Agent.

(h)                                 Insurance.  Certificates or other evidence of insurance in effect as required by Section 6.3(b), with endorsements naming the Agent as lenders’ loss payee and/or additional insured, as applicable.

(i)                                     Chattel Paper.  Any tangible chattel paper (or any other instrument (other than checks received in the ordinary course of business) evidencing any account of Borrower) held by Borrower, accompanied by instruments of transfer or assignment duly executed in blank, to be held by the Agent as Collateral pursuant to the Security Agreement.

(j)                                    Other Documents.  Such other certificates, documents and agreements that may be listed on the closing checklist provided by the Agent to the Borrower or as the Agent or the Lender may request.

4.1.2.                  Payment of Fees and Expenses.  The Borrower shall have paid, on or prior to the Closing Date, (i) all fees and expenses owing and payable to the Agent and the Lender as of the Closing Date, including the Closing Fee with respect to the Tranche One Loan; and (ii)

subject to Section 10.3 and without duplication, all fees, expenses and other amounts payable set forth herein and costs and expenses incurred by the Agent and the Lender in connection with the transactions contemplated hereby which are required to be paid by the Borrower, and shall provide evidence acceptable to the Agent of each of the foregoing; provided, that the Closing Fee shall be reduced by, and the out-of-pocket costs and expenses of Lender paid by the Borrower shall be limited to, for the period through the Closing Date, an amount not to exceed $150,000.

4.1.3.                  Representations and Warranties.  Each representation and warranty by each Loan Party contained herein or by each Loan Party in any other Loan Document to which such Loan Party is a party, shall be true and correct in all material respects (without duplication of any materiality qualifier contained therein) as of the Closing Date.

4.1.4.                  No Default.  No Default or Event of Default shall have occurred and be continuing.

4.1.5.                  No Material Adverse Change.  Since December 31, 2012, there has been no event or occurrence that has or could reasonably be expected to result in a Material Adverse Effect.

4.1.6.                  Execution and Delivery of Letter Agreement.  The Borrower shall have executed and delivered a letter agreement to the Agent dated as of the Closing Date (the “Letter Agreement”) containing, among other items, certain representations and warranties regarding its Intellectual Property, on terms and conditions acceptable to the Lender and Agent.

4.2.                            Tranche Two Loan.  The obligation of the Lender to make the Tranche Two Loan is subject to the following conditions precedent, each of which shall be satisfactory in all respects to the Agent and the Lender:

4.2.1.                  Delivery of Borrowing Request.  The Borrower shall have delivered a Borrowing Request in respect of the Tranche Two Loan no later than noon Pacific time at least five (5) Business Days prior to the proposed borrowing date.

4.2.2.                  Tranche Two Milestones.  The Borrower’s Net Revenue shall have been greater than either: (i) $18,000,000 in the Fiscal Year ended December 31, 2013 (and Net Revenue for the fourth Fiscal Quarter of such Fiscal Year is no more than 45% of the total Net Revenue for such Fiscal Year) or (ii) $8,000,000 in the aggregate in any three consecutive months ending in the first six months of 2014 (each of the events described in clauses (i) and (ii), a “Tranche Two Milestone”), and Borrower shall have delivered to Lender a certificate of the Borrower signed by the chief financial officer of the Borrower certifying to the foregoing.

4.2.3.                  Payment of Fees and Expenses.  The Borrower shall have paid, on or prior to the borrowing date of the Tranche Two Loan, (i) all fees and expenses owing and payable to the Agent and the Lender as of such date, including the Closing Fee with respect to the Tranche Two Loan and (ii) subject to Section 10.3 and without duplication, all fees, expenses and other amounts payable set forth herein and costs and expenses incurred by the Agent and the Lender in connection with the transactions contemplated hereby which are required to be paid by the Borrower, and shall provide evidence acceptable to the Agent of each of the foregoing.

4.2.4.                  Representations and Warranties.  Each representation and warranty by each Loan Party contained herein or by in any other Loan Document to which such Loan Party is a party, shall be true and correct in all material respects (without duplication of any materiality qualifier contained therein) as of the proposed borrowing date.

4.2.5.                  No Default.  No Default or Event of Default shall have occurred and be continuing.

4.2.6.                  No Material Adverse Change.  Since December 31, 2012, there has been no event or occurrence that has or could reasonably be expected to result in a Material Adverse Effect.

4.2.7.                  Note.  The Borrower shall have delivered a Note in respect of the Tranche Two Loan in form and substance satisfactory to the Agent, duly executed by the Borrower.

Section 5.                                           Representations and Warranties.

To induce the Agent and the Lender to enter into this Agreement and to induce the Lender to advance the Loans hereunder, the Borrower represents and warrants to the Agent and the Lender that each of the following are, and after giving effect to the borrowing of the Loans, will be, true, correct and complete:

5.1.                            Organization.  The Borrower is a corporation validly existing and in good standing under the laws of the State of Delaware; and each other Loan Party is validly existing and in good standing (as applicable) under the laws of the jurisdiction of its organization; and each Loan Party is duly qualified to do business in each jurisdiction where, because of the nature of its activities or properties, such qualification is required, except for such jurisdictions where the failure to so qualify could not reasonably be expected to have a Material Adverse Effect.

5.2.                            Authorization; No Conflict.  Each of the Borrower and each other Loan Party is duly authorized to execute and deliver each Loan Document to which it is a party, the Borrower is duly authorized to borrow monies hereunder, the granting of the security interests pursuant to the Collateral Documents is within the corporate purposes of the Borrower and each other Loan Party party thereto, and the Borrower and each other Loan Party is duly authorized to perform its Obligations under each Loan Document to which it is a party.  The execution, delivery and performance by the Borrower of this Agreement and by the Borrower and each Loan Party of each Loan Document to which it is a party, and the borrowings by the Borrower hereunder, do not and will not (a) require any consent or approval of any Governmental Authority (other than (i) any consent or approval which has been obtained and is in full force and effect and (ii) recordings and filings in connection with the Liens granted to the Agent under the Collateral Documents), (b) conflict with (i) any provision of Applicable Law, (ii) the charter, by-laws, limited liability company agreement, partnership agreement or other organizational documents of any Loan Party or (iii) any agreement, indenture, instrument or other document, or any judgment, order or decree, which is binding upon any Loan Party or any of their respective properties or (c) require, or result in, the creation or imposition of any Lien on any asset of the Borrower or any other Loan Party (other than Liens in favor of the Agent created pursuant to the Collateral Documents).

5.3.                            Validity; Binding Nature.  Each of this Agreement and each other Loan Document to which the Borrower or any other Loan Party is a party is the legal, valid and binding obligation of such Person, enforceable against such Person in accordance with its terms, subject to bankruptcy, insolvency and similar laws affecting the enforceability of creditors’ rights generally and to general principles of equity.

5.4.                            Financial Condition.  The unaudited consolidated financial statements of the Borrower and its Subsidiaries (presented on a consolidated basis) as at December 31, 2012 and the audited consolidated financial statements of the Borrower and its Subsidiaries (presented on a consolidated basis) as at December 31, 2011 have been prepared in accordance with GAAP and present fairly the consolidated financial condition of such Persons as at such dates and the results of their operations for the periods then ended.  As of the Closing Date, the Borrower and its Subsidiaries have no liabilities other than as set forth on the foregoing financial statements other than trade payables and compensation costs incurred in the ordinary course of business.

5.5.                            No Material Adverse Change.  Since December 31, 2011, there has been no event or occurrence that has or could reasonably be expected to result in a Material Adverse Effect.

5.6.                            Litigation.  No litigation (including derivative actions), arbitration proceeding or governmental investigation or proceeding is pending or, to any Loan Party’s knowledge, threatened, against any Loan Party or any of their respective properties which (i) purport to affect or pertain to this Agreement, any other Loan Document or any of the transactions contemplated hereby or (ii) could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.  No injunction, writ, temporary restraining order or any order of any nature has been issued by any court or other Governmental Authority purporting to enjoin or restrain the execution, delivery or performance of this Agreement, any other Loan Document, or directing that the transactions provided for herein not be consummated as herein provided.  As of the Closing Date, no Loan Party is the subject of an audit or, to each Loan Party’s knowledge, any review or investigation by any Governmental Authority (excluding the IRS and other taxing authorities) concerning the violation or possible violation of any requirement of law.

5.7.                            Ownership of Properties; Liens.  There are no Liens on the Collateral other than those granted in favor of the Agent to secure the Obligations and Permitted Liens.  Each of the Borrower and each other Loan Party owns good and, in the case of real property, marketable, title to all of its properties and assets, real and personal, tangible and intangible, of any nature whatsoever (including patents, trademarks, trade names, service marks and copyrights), free and clear of all Liens, charges and claims (including infringement claims with respect to Intellectual Property) other than Permitted Liens.  As of the Closing Date, Section 5.7 of the Disclosure Letter lists all of the real property owned, leased, subleased or otherwise owned or occupied by any Loan Party.

5.8.                            Capitalization; Subsidiaries.

(a)                                 Equity Interests.  As of the Closing Date, the Borrower has no Subsidiaries and does not hold any Capital Stock of any other Person.  All

Stock and Stock Equivalents of each Loan Party are duly and validly issued and, in the case of each entity that is a corporation, are fully paid and non-assessable, and, other than the Stock and Stock Equivalents of the Borrower, are owned by the Borrower, directly or indirectly through Wholly-Owned Subsidiaries.  Each Loan Party is the record and beneficial owner of, and has good and marketable title to, the Stock and Stock Equivalents pledged by it to the Agent under the Collateral Documents, free of any and all Liens, rights or claims of other persons, except the security interest created by the Collateral Documents, and there are no outstanding warrants, options or other rights to purchase, or shareholder, voting trust or similar agreements outstanding with respect to, or property that is convertible into, or that requires the issuance or sale of, any such Stock and Stock Equivalents. As of the Closing Date, no Loan Party is engaged in any joint venture with any other Person.

(b)                                 No Consent of Third Parties Required.  No consent of any Person including any other general or limited partner, any other member of a limited liability company, any other shareholder or any other trust beneficiary is necessary or reasonably desirable (from the perspective of a secured party) in connection with the creation, perfection or first priority status of the security interest of the Agent in any Stock and Stock Equivalents pledged to the Agent for the benefit of the Lender under the Collateral Documents or the exercise by the Agent of the voting or other rights provided for in the Collateral Documents or the exercise of remedies in respect thereof.

5.9.                            Pension Plans.  No Loan Parties have any liability under ERISA and no Loan Party sponsors any “pension plan” or has any liability subject to Title IV of ERISA.

5.10.                     Compliance with Law; Investment Company Act; Other Regulated Entities.  The Borrower and each other Loan Party possesses all necessary authorizations, permits, licenses and approvals from all Governmental Authorities in order to conduct their respective businesses as presently conducted, except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect.  All business and operations of the Borrower and each other Loan Party complies with all applicable federal, state and local laws and regulations, except where the failure so to comply could not reasonably be expected to result in a Material Adverse Effect.  Neither the Borrower nor any other Loan Party is operating any aspect of its business under any agreement, settlement, order or other arrangement with any Governmental Authority. Neither the Borrower nor any other Loan Party is an “investment company” or a company “controlled” by an “investment company” or a “subsidiary” of an “investment company”, within the meaning of the Investment Company Act of 1940.  None of any Loan Party, any Person controlling any Loan Party, or any Subsidiary of any Loan Party, is subject to regulation under any Federal or state statute, rule or regulation limiting its ability to incur Debt, pledge its assets or perform its Obligations under the Loan Documents.

5.11.                     Margin Stock.  Neither the Borrower nor any Loan Party is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock.  No portion of the Obligations is secured directly or indirectly by Margin Stock.

5.12.                     Taxes.  Each of the Borrower and each other Loan Party has filed all federal, state, provincial, local and foreign income, and all material sales, goods and services, harmonized sales and franchise and all other material tax returns, reports and statements (collectively, the “Tax Returns”) with the appropriate Governmental Authorities in all jurisdictions in which such Tax Returns are or were required to be filed. All such Tax Returns are true, correct and complete in all material respects. All Taxes, charges and other impositions reflected therein or otherwise due and payable have been paid prior to the date on which any liability may be added thereto for non-payment thereof, except for those contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves are maintained on the books of the appropriate Loan Party, as applicable.  As of the Closing Date, no Tax Return is under audit or examination by any Governmental Authority and no written notice of such an audit or examination or any written assertion of any claim for Taxes, except as set forth in Section 5.12 of the Disclosure Letter, has been given or made by any Governmental Authority.  Amounts have been withheld by each Loan Party, as applicable, from their respective employees for all periods in compliance with the tax, social security and unemployment withholding provisions of Applicable Law and such withholdings have been timely paid to the respective Governmental Authorities in accordance with Applicable Law.  No Loan Party has been a member of an affiliated, combined or unitary group other than the group of which a Loan Party is the common parent or has liability for Taxes of any other person by contract, as a successor or transferor or otherwise by operation of law.

5.13.                     Solvency.  Both immediately before and after giving effect to (a) the Loan made on or prior to the date this representation and warranty is made or remade, (b) the disbursement of proceeds of such Loan, and (c) the payment and accrual of all transaction costs in connection with the foregoing, with respect to the Borrower and each other Loan Party, on a consolidated basis, (i) the fair value of its assets is greater than the amount of its liabilities (including disputed, contingent and unliquidated liabilities) as such value is established and liabilities evaluated, (ii) the present fair saleable value of its assets is not less than the amount that will be required to pay the probable liability on its debts as they become absolute and matured, (iii) it is able to realize upon its assets and pay its debts and other liabilities (including disputed, contingent and unliquidated liabilities) as they mature in the normal course of business, (iv) it does not intend to, and does not believe that it will, incur debts or liabilities beyond its ability to pay as such debts and liabilities mature and (v) it is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which its property would constitute unreasonably small capital.

5.14.                     Environmental Matters.  The on-going operations of the Borrower and each other Loan Party comply in all respects with all Environmental Laws, except such non-compliance which could not (if enforced in accordance with Applicable Law) reasonably be expected to result in a Material Adverse Effect.  The Borrower and each other Loan Party have obtained, and maintained in good standing, all licenses, permits, authorizations and registrations required under any Environmental Law and necessary for their respective ordinary course operations, and the Borrower and each other Loan Party are in compliance with all material terms and conditions thereof, except where the failure to do so could not reasonably be expected to result in material liability to the Borrower or any other Loan Party and could not reasonably be expected to result in a Material Adverse Effect.  None of the Borrower, any other Loan Party or any of their respective properties or operations is subject to any outstanding written order from or agreement with any federal, state or local Governmental Authority, nor subject to any judicial or docketed administrative proceeding, nor subject to any indemnification agreement or other contractual obligation, respecting any Environmental Law, Environmental Claim or Hazardous Substance.  There are no Hazardous Substances or other conditions or circumstances existing with respect to any property, or arising from operations prior to the Closing Date, of the Borrower or any other Loan Party that could reasonably be expected to result in a Material Adverse Effect.  Neither the Borrower nor any other Loan Party has any underground or above ground storage tanks that are not properly registered or permitted under applicable Environmental Laws or that are leaking or disposing of Hazardous Substances.

5.15.                     Insurance.  The Borrower and each other Loan Party and their respective properties are insured with financially sound and reputable insurance companies which are not Affiliates of the Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or such other Loan Party operates.  A true and complete listing of such insurance as of the Closing Date, including issuers, coverages and deductibles, is set forth in Section 5.15 of the Disclosure Letter.

5.16.                     Information.  All information heretofore or contemporaneously herewith furnished in writing by the Borrower or any other Loan Party to the Agent or the Lender for purposes of or in connection with this Agreement and the transactions contemplated hereby is, and all written information hereafter furnished by or on behalf of the Borrower or any Loan Party to the Agent or the Lender pursuant hereto or in connection herewith will be, true and accurate in every material respect on the date as of which such information is dated or certified, and none of such information is or will be, taken as a whole, incomplete by omitting to state any material fact necessary to make such information not misleading in light of the circumstances under which made (it being recognized by the Agent and the Lender that any projections and forecasts provided by the Borrower are based on good faith estimates and assumptions believed by the Borrower to be reasonable as of the date of the applicable projections or assumptions and that actual results during the period or periods covered by any such projections and forecasts may differ from projected or forecasted results).

5.17.                     Intellectual Property.  Each Loan Party owns, or is licensed or otherwise has the right to use, all Intellectual Property necessary to conduct its business as currently conducted except for such Intellectual Property the failure of which to own or have a license or other right to use would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.  To the knowledge of each Loan Party, (a) the conduct and operations of the businesses of each Loan Party do not, and the anticipated products and Intellectual Property applications of the Loan Parties will not, infringe upon, misappropriate, dilute or violate any Intellectual Property owned by any other Person and (b) no other Person has contested any right, title or interest of any Loan Party in any Intellectual Property or any anticipated products and applications derived or expected to be derived therefrom, other than, in each case, as cannot reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  The Intellectual Property of the Loan Parties is sufficient, and conveys adequate rights, title and interests, for the Borrower and other Loan Parties to develop and commercialize its anticipated products and Intellectual Property applications.

5.18.                     Labor Matters.  Neither the Borrower nor any other Loan Party is subject to any labor or collective bargaining agreement.  There are no existing or threatened strikes, lockouts or other labor disputes involving the Borrower or any other Loan Party that singly or in the aggregate could reasonably be expected to have a Material Adverse Effect.  Hours worked by and payment made to employees of the Borrower and the other Loan Parties are not in violation of the Fair Labor Standards Act or any other Applicable Law, rule or regulation dealing with such matters.

5.19.                     No Default.  No Loan Party is in default under or with respect to any contractual obligation in any respect which, individually or together with all such defaults, would reasonably be expected to have a Material Adverse Effect.

5.20.                     Foreign Assets Control Regulations and Anti-Money Laundering.

5.20.1.           OFAC.  Each Loan Party is and will remain in compliance in all material respects with all U.S. economic sanctions laws, Executive Orders and implementing regulations as promulgated by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) and all applicable anti-money laundering and counter-terrorism financing provisions of the Bank Secrecy Act and all regulations issued pursuant to any of the foregoing.  No Loan Party (i) is a Person designated by the U.S. government on the list of the Specially Designated Nationals and Blocked Persons (the “SDN List”) with which a U.S. Person cannot deal with or otherwise engage in business transactions, (ii) is a Person who is otherwise the target of U.S. economic sanctions laws such that a U.S. Person cannot deal or otherwise engage in business transactions with such Person or (iii) is controlled by (including without limitation by virtue of such person being a director or owning voting shares or interests), or acts, directly or indirectly, for or on behalf of, any person or entity on the SDN List or a foreign government that is the target of U.S. economic sanctions prohibitions such that the entry into, or performance under, this Agreement or any other Loan Document would be prohibited under U.S. law.

5.20.2.           Patriot Act.  The Loan Parties and each of their Affiliates are in compliance in all material respects with (a) the Trading with the Enemy Act, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B Chapter V, as amended) and any other enabling legislation or executive order relating thereto and (b) the Patriot Act.  No part of the proceeds of any Loan will be used directly or indirectly for any payments to any government official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977.

5.21.                     Non-Competes.  None of the Loan Parties nor any of their officers or, to any Loan Party’s knowledge, employees is subject to a non-compete agreement that prohibits or will interfere with the development, commercialization or marketing of any Product.

5.22.                     Internal Controls.  Borrower acknowledges that its management is responsible for establishing and maintaining effective internal control over financial reporting and assessing the effectiveness of internal control over financial reporting. Borrower has performed an evaluation and made an assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2011. Based on Borrower’s assessment, Borrower has concluded that it maintained effective internal control over financial reporting as of December 31, 2011.

Section 6.                                           Affirmative Covenants.

Until all Obligations (other than contingent indemnification obligations to the extent no claim giving rise thereto has been asserted and other than the Assigned Interests after the Prepayment Date are Paid in Full) (except with respect to Sections 6.1.2, 6.1.5, 6.2, 6.4, 6.5, 6.7 (to the extent applicable after the Prepayment Date) and 6.9, which shall continue to be in effect after the Prepayment Date until the Assigned Interests are Paid in Full), the Borrower agrees that, unless at any time the Lender shall otherwise expressly consent in writing, it will:

6.1.                            Information.  Furnish to the Agent and the Lender:

6.1.1.                  Annual Report.  Promptly when available and in any event within 270 days of the end of the Fiscal Year ended December 31, 2012, and within 180 days of the end of each Fiscal Year of the Borrower beginning with the Fiscal Year ending December 31, 2013, the audited consolidated financial statements of the Borrower and the Subsidiaries as at the end of such Fiscal Year prepared on a basis consistent with GAAP.

6.1.2.                  Quarterly Reports.  Commencing with respect to the first Fiscal Quarter of 2013, promptly when available and in any event within 45 days of the end of such Fiscal Quarter and each subsequent Fiscal Quarter, a consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such fiscal quarter, together with consolidated statements of income and cash flows for such period prepared on a basis consistent with GAAP, certified by the chief financial officer of the Borrower.

6.1.3.                  Reserved.

6.1.4.                  Compliance Certificate.  Contemporaneously with the furnishing of the financial statements required pursuant to Sections 6.1.1 and 6.1.2, a duly completed Compliance Certificate signed by the chief financial officer of the Borrower to the effect that such officer has not become aware of any Event of Default or Default that has occurred and is continuing or, if there is any such Event of Default, describing it and the steps, if any, being taken to cure it, and providing such other information as required thereby.

6.1.5.                  Net Revenue Reports.  (a) Until the first Fiscal Quarter after the occurrence of the Prepayment Date, promptly when available and in any event within forty-five (45) days after the end of each Fiscal Quarter, a Quarterly Net Revenue Report, and (b) after the end of the Fiscal Quarter in which the Prepayment Date occurs, promptly when available and in any event within 20 days after the end of each calendar month, a Monthly Net Revenue Report, in each case, together with a certificate of the Borrower signed by the chief financial officer or other executive officer of the Borrower certifying that the foregoing report is true, correct and accurate in all material respects as of such date.

6.1.6.                  Notice of Default; Litigation; ERISA Matters.  Promptly upon becoming aware of any of the following, written notice describing the same and the steps being taken by the Borrower or the applicable Loan Party affected thereby with respect thereto:

(a)                                 the occurrence of an Event of Default or a Default;

(b)                                 any litigation, arbitration or governmental investigation or proceeding not previously disclosed by the Borrower to the Lender which has been instituted or, to the knowledge of the Borrower, is threatened against the Borrower or any other Loan Party, or to which any of the properties of any thereof is subject, which could reasonably be expected to have a Material Adverse Effect;

(c)                                  any cancellation or material change in coverage in any insurance maintained by the Borrower or any other Loan Party; or

(d)                                 any other event (including (i) any violation of any Environmental Law or the assertion of any Environmental Claim, (ii) the enactment or effectiveness of any law, rule or regulation, (iii) any violation or noncompliance with any law or (iv) any breach or non-performance of, or any default under, any contractual obligation of any Loan Party) which could reasonably be expected to have a Material Adverse Effect.

6.1.7.                  Reserved.

6.1.8.                  Budgets.  As soon as practicable, and in any event not later than 30 days after the commencement of each Fiscal Year, a budget of the Borrower and its Subsidiaries for such Fiscal Year (including quarterly operating and cash flow budgets) prepared in a manner reasonably satisfactory to the Agent, accompanied by a certificate of the chief financial officer of the Borrower to the effect that (a) such budget was prepared by the Borrower, in good faith, (b) the Borrower has a reasonable basis for the assumptions contained in such budget and (c) such budget has been prepared in accordance with such assumptions.

6.1.9.                  Other Information.  Promptly from time to time, such other information concerning the Borrower and any other Loan Party as the Lender or the Agent may reasonably request.

6.2.                            Books; Records; Inspections.  Keep, and cause the Borrower and each other Loan Party to keep, its books and records in accordance with sound business practices sufficient to allow the preparation of financial statements in accordance with GAAP; permit, and cause the Borrower and each other Loan Party to permit, the Agent, the Lender, or any representative of the foregoing to inspect, at any reasonable time and with reasonable notice (or at any time without notice if an Event of Default exists), the properties and operations of the Borrower or such other Loan Party; and permit, and cause the Borrower and each other Loan Party to permit, at any reasonable time and with reasonable notice (or at any time without notice if an Event of Default exists), the Agent, the Lender, or any representative thereof to visit any or all of its offices, to discuss its financial matters with its directors or officers and its independent auditors, if any (and the Borrower hereby authorizes such independent auditors, if any, to discuss such financial matters with the Lender or the Agent or any representative thereof), and to examine (and, at the expense of the Borrower or the applicable Loan Party, photocopy extracts from) any of its books or other records; and permit, and cause the Borrower and each other Loan Party to permit, the Agent, the Lender and their representatives to inspect, at any reasonable time and with reasonable notice (or at any time without notice if an Event of Default exists), the Collateral and other tangible assets of the Borrower or such Loan Party, to perform appraisals of the equipment of the Borrower or such Party, and to inspect, audit, check and make copies of and extracts from the books, records, computer data, computer programs, journals, orders, receipts, correspondence and other data relating to any Collateral, including the Assigned Interests for purposes of or otherwise in connection with conducting a review, audit or appraisal of such books and records.  In the event that the Agent or Lender shall determine pursuant to any audit of the books and records of the Borrower and its Subsidiaries conducted pursuant to this Section 6.2 that the aggregate amount paid to the Lender hereunder during any period covered by such audit is less than the aggregate amount that was in fact due and payable in respect of such period the Borrower shall promptly remit the amount of such shortfall to the Agent together with interest thereon payable at the Default Rate.

6.3.                            Maintenance of Property; Insurance.

(a)                                 Keep, and cause each other Loan Party to keep, all property useful and necessary in the business of the Borrower or such other Loan Party in good working order and condition, ordinary wear and tear excepted, and maintain, and cause each other Loan Party to maintain, its Intellectual Property in accordance with the provisions of the Collateral Documents.

(b)                                 Maintain, and cause each other Loan Party to maintain, with responsible insurance companies, such insurance coverage as shall be required by all laws, governmental regulations and court decrees and orders applicable to it and such other insurance, to such extent and against such hazards and liabilities, as is customarily maintained by companies similarly situated; provided that in any event, such insurance shall insure against all risks and liabilities of the type insured against as of the Closing Date and shall have insured amounts no less than, and deductibles no higher than, those amounts provided for as of the Closing Date.  Upon request of the Agent or the Lender, the Borrower shall furnish to the Agent or such Lender a certificate setting forth in reasonable detail the nature and extent of all insurance maintained by the Borrower and each other Loan Party.  The Borrower shall cause each issuer of an insurance policy to provide the Agent with an endorsement (i) showing the Agent as a loss payee with respect to each policy of property or casualty insurance and naming the Agent as an additional insured with respect to each policy of liability insurance, (ii) providing that 30 days’ notice will be given to the Agent prior to any cancellation of such policy and (iii) reasonably acceptable in all other respects to the Agent.  The Borrower shall execute and deliver to the Agent, upon request of the Agent, a collateral assignment, in form and substance satisfactory to the Agent, of each business interruption insurance policy maintained by the Loan Parties.

(c)                                  Unless the Borrower provides the Agent with evidence of the continuing insurance coverage required by this Agreement, the Agent may purchase insurance (to the extent of such insurance coverage as shall be required by clause (b) above) at the Borrower’s expense to protect the Agent’s and the Lender’s interests in the Collateral.  This insurance may, but need not, protect the Borrower’s and each other Loan Party’s interests.  The coverage that the Agent purchases may, but need not, pay any claim that is made against the Borrower or any other Loan Party in connection with the Collateral.  The Borrower may later cancel any insurance purchased by the Agent, but only after providing the Agent with evidence that the Borrower has obtained the insurance coverage required by this Agreement.  If the Agent purchases insurance for the Collateral, as set forth above, the Borrower will be responsible for the costs of that insurance, including interest and any other charges that may be imposed with the placement of the insurance, until the effective date of the cancellation or expiration of the insurance and the costs of the insurance may be added to the principal amount of the Loan owing hereunder.

6.4.                            Compliance with Laws and Contractual Obligations; Payment of Taxes and Liabilities.  Comply, and cause each other Loan Party to comply, in all material respects with all Applicable Laws, rules, regulations, decrees, orders, judgments, licenses and permits and all indentures, agreements and other instruments binding upon it or its property, except where failure to comply could not reasonably be expected to have a Material Adverse Effect; (b) without limiting clause (a) above, ensure, and cause each other Loan Party to ensure, that no person who owns a controlling interest in or otherwise controls a Loan Party is or shall be (i) listed on the Specially Designated Nationals and Blocked Person List maintained by OFAC, Department of the Treasury, and/or any other similar lists maintained by OFAC pursuant to any authorizing statute, Executive Order or regulation or (ii) a person designated under Section 1(b), (c) or (d) of Executive Order 13224, any related enabling legislation or any other similar Executive Orders; (c) without limiting clause (a) above, comply and cause each other Loan Party to comply, with all applicable Bank Secrecy Act and anti-money laundering laws and regulations; and (d) timely prepare and file all Tax Returns required to be filed by Applicable Law and pay, and cause each other Loan Party to pay, prior to delinquency, all Taxes (reflected in the Tax Returns) against it or any of its property, as well as claims of any kind which, if unpaid, could become a Lien on any of its property; provided that the foregoing shall not require the Borrower or any other Loan Party to pay any such Tax or charge so long as it shall promptly contest the validity thereof in good faith by appropriate proceedings and shall set aside on its books adequate reserves with respect thereto in accordance with GAAP.

6.5.                            Maintenance of Existence.  Maintain and preserve, and (subject to Section 7.4) cause each other Loan Party to maintain and preserve, (a) its existence and good standing (as applicable) in the jurisdiction of its organization and (b) its qualification to do business and good standing (as applicable) in each jurisdiction where the nature of its business makes such qualification necessary, other than any such jurisdiction where the failure to be qualified or in good standing could not reasonably be expected to have a Material Adverse Effect.

6.6.                            Environmental Matters.  If any release or disposal of Hazardous Substances shall occur or shall have occurred on or from any real property or any other assets of the Borrower or any other Loan Party, cause, or direct the applicable Loan Party to cause, the prompt containment and removal of such Hazardous Substances and the remediation of such real property or other assets as is necessary to comply with all Environmental Laws and to preserve the value of such real property or other assets.  Without limiting the generality of the foregoing, the Borrower shall, and shall cause each other Loan Party to, comply with each valid Federal or state judicial or administrative order requiring the performance at any real property by the Borrower or any other Loan Party of activities in response to the release or threatened release of a Hazardous Substance.  If any violation of any Environmental Law shall occur or shall have occurred at any real property or any other assets of the Borrower or any other Loan Party or otherwise in connection with their operations, cause, or direct the applicable Loan Party to cause, the prompt correction of such violation.

6.7.                            Further Assurances.  Promptly upon request by the Agent, the Loan Parties shall (and, subject to the limitations hereinafter set forth, shall cause each of their Subsidiaries to) take such additional actions as the Agent may reasonably require from time to time in order (i) to subject to the Liens created by any of the Collateral Documents any of the properties, rights or interests, whether now owned or hereafter acquired, covered or intended to be covered by any of the Collateral Documents, (ii) to perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and the Liens intended to be created thereby, and (iii) to better assure, convey, grant, assign, transfer, preserve, protect and confirm to the Agent and the Lender the rights granted or now or hereafter intended to be granted to the Agent and the Lender under any Loan Document or under any other document executed in connection therewith.  Without limiting the generality of the foregoing and except as otherwise approved in writing by the Lender, the Loan Parties shall cause each of their Subsidiaries other than CFCs (including any such Subsidiary formed or acquired after the Closing Date within 30 days of such formation or acquisition) to guaranty the Obligations and cause each such Subsidiary to grant to the Agent, for the benefit of the Agent and the Lender, a security interest in, subject to the limitations hereinafter set forth or set forth in the Security Agreement, all of such Subsidiary’s property to secure such guaranty, in each case pursuant to the execution and delivery of a Subsidiary Guaranty and a joinder to the Security Agreement and such other documents as may be reasonably requested, each in form and substance reasonably satisfactory to the Agent.  Furthermore and except as otherwise approved in writing by the Lender, the Borrower shall, and shall cause each of its Subsidiaries to, pledge all of the Stock and Stock Equivalents of each of its Subsidiaries that are not CFCs, all of the nonvoting Stock and Stock Equivalents of each of its Subsidiaries that are CFCs, and 65% of the voting Stock and Stock Equivalents of each of its Subsidiaries that are CFCs, to the Agent for the benefit of the Agent and the Lender, to secure the Obligations, in each case pursuant to documents in form and substance reasonably satisfactory to the Agent.  In connection with each pledge of Capital Stock that is certificated, the Borrower and each Subsidiary shall deliver, or cause to be delivered, to the Agent, irrevocable proxies and stock powers and/or assignments, as applicable, duly executed in blank, in each case pursuant to documents in form and substance reasonably satisfactory to the Agent.  The Borrower and each Loan Party shall be under an ongoing obligation to use commercially reasonable efforts to obtain a Collateral Access Agreement from the lessor of each leased property and bailee in possession of any Collateral with a book value in excess of $250,000 with respect to each location in the United States where any Collateral is stored or located, which Collateral Access Agreement shall be in form and substance reasonably satisfactory to the Agent.  Without limiting the requirements of the Collateral Documents, in the event that any Loan Party shall acquire, develop, or otherwise obtain, register or seek to register any Patent, Copyright, Trademark, or other Intellectual Property with any United States Governmental Authority, or obtain, register or seek to register any application for, or license in respect of, any of the foregoing, the Borrower shall notify the Agent thereof within 45 days of the end of each calendar quarter and shall promptly thereafter execute and deliver to the Agent, for the benefit of the Lender, such Intellectual Property security agreements, other Collateral Documents or other documents as the Agent may request in order to secure and perfect the security interest in respect of such Intellectual Property (it being understood that this sentence only applies to registered Intellectual Property).

6.8.                            Post-Closing Obligations.  Within thirty (30) days after the Closing Date (subject to extension by the Agent in its sole discretion), the Loan Parties shall deliver to the Agent a deposit account or securities account, as applicable, Control Agreement for each deposit account and securities account maintained by any Loan Party (other than the Excluded Accounts (provided, that if at any time any such account fails to meet the requirements set forth in the definition of “Excluded Accounts,” the Loan Parties shall deliver a Control Agreement for such account within thirty (30) days after such date) and zero balance payroll and similar accounts), in form and substance satisfactory to the Agent.

6.9.                            Assigned Interests.

6.9.1.                  Payments.  The Borrower shall remit to the Lender amounts pursuant to Section 2.4.3.

6.9.2.                  True-Up.

(a)                                 Following the end of each Fiscal Quarter after the Prepayment Date, concurrently with the delivery of the Monthly Net Revenue Report for the third month in such Fiscal Quarter, the Borrower shall deliver to the Lender a calculation of the difference between (i) the amount Lender has received in payments from the Borrower under Section 2.4.3 in respect of such Fiscal Quarter and (ii) the Mandatory Minimum Payments (the “True-Up Amount”).

(b)                                 If the True-Up Amount calculated pursuant to clause (a) above is negative, the Borrower shall pay the absolute value of such amount to Lender within five (5) days of the receipt by Lender of the True-Up Statement.

6.10.                     Internal Controls.  Borrower will maintain internal controls over financial reporting that are no less effective in maintaining control over financial reporting than those in effect on the Closing Date.

Section 7.                                           Negative Covenants.

Until the Obligations (other than contingent indemnification obligations to the extent no claim giving rise thereto has been asserted and other than the Assigned Interests after the Prepayment Date) are Paid in Full (except with respect to Section 7.17, which shall be in effect from the Prepayment Date until the Assigned Interests are Paid in Full), the Borrower agrees that, unless at any time the Lender shall otherwise expressly consent in writing (such consent to be withheld in the Lender’s sole discretion), it will:

7.1.                            Debt.  Not, and not suffer or permit any Loan Party to, create, incur, assume or suffer to exist any Debt, except for the following Debt of the Borrower and/or Loan Party Subsidiaries:

(a)                                 Obligations under this Agreement and the other Loan Documents;

(b)                                 Debt in respect of Capital Leases and purchase money Debt, in each case incurred for the purpose of financing all or any part of the cost of acquiring, repair, construction or improvement of fixed or capital assets; provided that the aggregate principal amount of all such Debt at any time outstanding shall not exceed $100,000;

(c)                                  Debt of the Borrower to any Loan Party that is a Wholly-Owned Subsidiary of the Borrower or Debt of any Loan Party that is a Wholly-Owned Subsidiary of the Borrower to the Borrower or another Loan Party that is a Wholly-Owned Subsidiary of the Borrower; provided that all such Debt shall be evidenced by a global intercompany demand note in form and substance satisfactory to the Agent and pledged and delivered to the Agent pursuant to the applicable Collateral Document as additional collateral security for the Obligations, and the obligations under such demand note shall be subordinated to the Obligations hereunder in a manner satisfactory to the Agent;

(d)                                 Debt described in Section 7.1 of the Disclosure Letter as of the Closing Date, and any Permitted Refinancing thereof;

(e)                                  Contingent Obligations arising with respect to customary indemnification obligations in favor of purchasers in connection with dispositions permitted under Section 7.4;

(f)                                   Debt arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, provided that such Debt is extinguished within two (2) Business Days of notice to the Borrower or the relevant Subsidiary of its incurrence;

(g)                                  Debt incurred in connection with the financing of insurance premiums in the ordinary course of business;

(h)                                 guaranties by the Borrower of the Debt of any Loan Party that is a Wholly-Owned Subsidiary of the Borrower or guaranties by any Subsidiary thereof of the Debt of the Borrower in each case so long as such Debt is otherwise permitted under Section 7.1(a) or (b);

(i)                                     Debt under a Permitted AR Facility;

(j)                                    Debt consisting of Hedging Obligations;

(k)                                 unsecured Debt of the Borrower or any Subsidiary (i) that is convertible into Stock or Stock Equivalents and is validly subordinated by its terms to the payment of the Obligations on terms which shall provide that no payments of principal or interest may be made on such Debt prior to the Prepayment Date, (ii) that is validly subordinated by its terms to the payment of the Obligations on terms reasonably satisfactory to the Agent or (iii) in respect of earn-out, purchase price adjustment and similar obligations; provided that the aggregate principal amount of all such Debt under this clauses (ii) and (iii) at any time outstanding shall not exceed $10,000,000.

7.2.                            Liens.  Not, and not suffer or permit any Loan Party to, create or permit to exist any Lien on any of its real or personal properties, assets or rights of whatsoever nature (whether now owned or hereafter acquired), except:

(a)                                 Liens for Taxes or other governmental charges not at the time delinquent or thereafter payable without penalty, or being diligently contested in good faith by appropriate proceedings and for which it maintains adequate reserves in accordance with GAAP and the execution or other enforcement of which is effectively stayed;

(b)                                 Liens arising in the ordinary course of business (such as (i) Liens of carriers, warehousemen, mechanics, customs brokers, landlords and materialmen and other similar Liens imposed by law and (ii) Liens consisting of pledges or deposits incurred in connection with worker’s compensation, unemployment compensation and other types of social security (excluding Liens arising under ERISA) or in connection with surety bonds, bids, performance bonds and similar obligations) for sums not more than 30 days overdue or being diligently contested in good faith by appropriate proceedings and not involving any deposits or advances or borrowed money or the deferred purchase price of property or services and, in each case, for which it maintains adequate reserves to the extent required in accordance with GAAP and the execution or other enforcement of which is effectively stayed;

(c)                                  Liens described in Section 7.2 of the Disclosure Letter as of the Closing Date;

(d)                                 Liens securing Debt permitted by Section 7.1(b); provided, however, that any such Lien (i) attaches only to the property being leased or financed and any accessions thereto and proceeds thereof, and (ii) attaches to such property within 60 days of the acquisition thereof and attaches solely to the property so acquired and any accessions thereto and proceeds thereof;

(e)                                  attachments, appeal bonds, judgments and other similar Liens, in connection with judgments the existence of which do not constitute an Event of Default;

(f)                                   easements, encroachments, rights of way, leases, subleases, restrictions, minor defects or irregularities in title and other similar Liens not interfering in any material respect with the ordinary conduct of the business of the Borrower or any Subsidiary;

(g)                                  any interest or title of a lessor or sublessor under any lease (other than a Capital Lease) or of a licensor or sublicensor under any license, in each case permitted by this Agreement;

(h)                                 leases, licenses, subleases or sublicenses granted to third parties in the ordinary course of business which do not (i) interfere in any material respect with, or materially detract from the value of, the business of the Borrower and its Subsidiaries, taken as a whole or (ii) secure any Debt, and in each case permitted by this Agreement;

(i)                                     Liens arising from precautionary uniform commercial code financing statements filed under any lease (other than a Capital Lease) permitted by this Agreement;

(j)                                    Liens with respect to a Permitted AR Facility;

(k)                                 Liens arising under the Loan Documents;

(l)                                     bankers’ liens, rights of setoff and Liens in favor of financial institutions incurred in the ordinary course of business arising in connection with deposit accounts or securities accounts held at such institutions solely to secure payment of fees and similar costs and expenses; and

(m)                             the replacement, extension or renewal of any Lien permitted by clauses (c) or (d) above upon or in the same property subject thereto arising out of the Permitted Refinancing of the Debt secured thereby.

7.3.                            Restricted Payments.  Not, and not suffer or permit any Loan Party to, (i) declare or make any dividend payment or other distribution of assets, properties, cash, rights, obligations or securities on account of any Stock or Stock Equivalent, (ii) purchase, redeem or otherwise acquire for value any Stock or Stock Equivalent now or hereafter outstanding or (iii) make any payment or prepayment of principal of, premium, if any, interest, fees, redemption, exchange, purchase, retirement, defeasance, sinking fund or similar payment with respect to, Debt that is subordinated by its terms to the payment of the Obligations (the items described in clauses (i), (ii) and (iii) above are referred to as “Restricted Payments”) except that (i) any Subsidiary of the Borrower may declare and pay dividends to, repay intercompany debt owed to, and make internal profit-sharing payments to, the Borrower or any other Loan Party that is a Wholly-Owned Subsidiary of the Borrower, (ii) the Borrower may make repurchases from any present or former employee, director, officer or consultant (or the assigns, estate, heirs or current or former spouses thereof) upon the death, disability or termination of employment of such employee, director, officer or consultant provided such repurchases do not exceed $1,000,000 in the aggregate per Fiscal Year, (iii) the Borrower may convert its convertible securities into other securities pursuant to the terms of such convertible securities or otherwise in exchange therefor (provided that such securities shall not be converted or exchanged into Disqualified Capital Stock or Debt that is not permitted by Section 7.1), and (iv) the Borrower may make cash payments in lieu of the issuance of fractional shares upon such conversion or in connection with the exercise of warrants or similar securities).

7.4.                            Mergers; Consolidations; Asset Sales.

(a)                                 Not, and not suffer or permit any Loan Party to, be a party to any merger, consolidation or amalgamation, except for any such merger or consolidation (i) of any Subsidiary of the Borrower into the Borrower (so long as the Borrower survives such merger) or any Loan Party that is a Wholly-Owned Subsidiary of the Borrower, as applicable (so long as such Loan Party that is a Wholly-Owned Subsidiary survives such merger) or (ii) in which the Obligations (other than the Assigned Interests) shall be Paid in Full prior to or concurrently with the consummation of such transaction and in which provision is made for the Assigned Interests to be assumed by the surviving or acquiring Person and such Person delivers written notice to the Lender acknowledging such assumption.

(b)                                 Not, and not suffer or permit any Loan Party to, sell, transfer, dispose of, convey or lease any of its assets or the Capital Stock of any Loan Party, or sell or assign with or without recourse any receivables (any such transaction, a “Disposition”), except for (i) Dispositions of worn-out or surplus equipment, all in the ordinary course of business, (ii) the abandonment or other Disposition of Intellectual Property that is no longer useful or material to the conduct of the business of the Loan Parties as determined by the Borrower in its reasonable business judgment, (iii) Dispositions of cash and Cash Equivalent Investments, (iv) licenses, sublicenses, leases or subleases (including any license or sublicense of Intellectual Property) granted to third parties in the ordinary course of business not interfering with the business of the Loan Parties in any material respect as determined by the Borrower in its reasonable business judgment, (v) the granting of Liens permitted under Section 7.2, Restricted Payments permitted by Section 7.3, transactions permitted by Section 7.4(a) and Investments permitted by Section 7.10, (vi) Dispositions resulting from any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of any Loan Party provided the proceeds thereof are promptly applied to replace such assets and (vii) other Dispositions of assets having a book value of not more than $500,000 in the aggregate in any Fiscal Year; provided that, for the avoidance of doubt, nothing in this Section 7.4(b) shall prevent the Borrower from selling and issuing its Capital Stock.

(c)                                  Not, and not suffer or permit any Loan Party to, sell, transfer, dispose of, convey or license any of its Intellectual Property other than as permitted by the foregoing clauses (a) and (b) of this Section 7.4.

7.5.                            Modification of Organizational Documents.  Not waive, amend or modify, and not suffer or permit any waiver, amendment or modification of, any term of the charter, limited liability company agreement, partnership agreement, articles of incorporation, by-laws or other organizational documents of the Borrower or any other Loan Party, in each case except for those amendments and modifications that do not materially adversely affect the interests of the Agent or the Lender under the Loan Documents or in the Collateral (it being understood and agreed that any adverse impact on the effectiveness or validity of any Collateral Document or the Liens granted to the Agent thereunder shall each be deemed to materially adversely affect such interests of the Agent and the Lender).

7.6.                            Use of Proceeds.  Not use the proceeds of the Loan for any purposes other than solely as expressly provided in Section 2.1.2.

7.7.                            Transactions with Affiliates.  Not, and not suffer or permit any Loan Party to, enter into any transaction or arrangement with any Affiliate of the Borrower or of any such Loan Party, except:

(a)                                 Restricted Payments permitted by Section 7.3, intercompany loans among Loan Parties permitted by Section 7.1(c), transactions permitted by Section 7.4(a) and Investments permitted by Section 7.10(a) and (b);

(b)                                 in the ordinary course of business and pursuant to the reasonable requirements of the business of such Loan Party or such Subsidiary; provided that, in the case of this clause (b), such transaction shall be upon fair and reasonable terms no less favorable to such Loan Party or such Subsidiary than would be obtained in a comparable arm’s length transaction with a Person not an Affiliate of the Borrower or such Subsidiary and which are disclosed in writing to the Agent;

(c)                                  payment of compensation and benefits (including customary indemnities) to officers, directors and employees of the Loan Parties for actual services rendered to the Loan Parties in the ordinary course of business;

(d)                                 payment of reasonable and customary fees to members of the boards of directors (or similar governing body) of the Loan Parties, and the reimbursement of actual out of pocket expenses incurred in connection with attending board of director meetings;

(e)                                  advances for reasonable travel and entertainment expenses and reasonable relocation costs and expenses and other reasonable loans and advances in the ordinary course of business; and

(f)                                   the subordinated Debt investments by the Borrower’s stockholders in the Borrower, to the extent permitted by Section 7.1(k), and equity investments by the Borrower’s stockholders in the Borrower for purposes of raising capital.

7.8.                            Inconsistent Agreements.  Not, and not suffer or permit any other Loan Party to, enter into any agreement containing any provision which would (i) be violated or breached by any borrowing by the Borrower hereunder or by the performance by the Borrower or any other Loan Party of any of its Obligations hereunder or under any other Loan Document, (ii) prohibit the Borrower or any other Loan Party from granting to the Agent and the Lender a Lien on any of its assets that constitute Collateral or (iii) other than pursuant to the Loan Documents, create or permit to exist or become effective any encumbrance or restriction on the ability of any other Subsidiary to (x) pay dividends or make other distributions to the Borrower or any Wholly-Owned Subsidiary, or pay any Debt owed to the Borrower or any Wholly-Owned Subsidiary, (y) make loans or advances to the Borrower or any Wholly-Owned Subsidiary or (z) transfer any of its assets or properties to the Borrower or any Wholly-Owned Subsidiary, except, in the case of clause (ii) and (iii) above: (a) negative pledges and restrictions on Liens in favor of any holder of Debt permitted under Section 7.1(b) but solely to the extent any negative pledge or limitation on Liens relates to the property that is the subject of such Debt and the proceeds and products thereof, (b) customary restrictions on leases, subleases, licenses or asset sale agreements otherwise permitted hereby so long as such restrictions relate to the assets subject thereto, (c) customary provisions restricting assignment of any agreement entered into in the ordinary course of business, (d) prohibitions and limitations that exist pursuant to Applicable Law, (e) customary restrictions and conditions contained in agreements relating to (A) the sale of a Subsidiary or assets pending such sale, provided such restrictions and conditions apply only to the Subsidiary or assets that are to be sold and such sale is permitted hereunder, and (B) the acquisition of the Borrower provided that the acquisition agreement shall provide that all amounts due and payable under this Agreement shall be Paid in Full upon the closing of such transaction; (f) customary provisions in joint venture agreements (and other similar agreements) provided that such provisions apply only to such joint venture or such other arrangement and to the Capital Stock of such joint venture or such other arrangement; and (g) customary net worth provisions or similar financial maintenance provisions contained in any agreement entered into by a Subsidiary.

7.9.                            Business Activities.  Not, and not suffer or permit any Loan Party to, engage in any line of business other than the businesses engaged in on the Closing Date and businesses directly related thereto including businesses constituting extensions thereof or which are incidental thereto.  As of the Closing Date the Borrower and other Loan Parties engage in the business of the development, manufacture, maintenance, sale, rental and distribution of minimally-invasive imaging systems and medical devices used in the treatment and/or diagnosis of various medical conditions.

7.10.                     Investments.  Not, and not suffer or permit any Loan Party to, make or permit to exist, any Investment in any other Person, except the following:

(a)                                 Investments (i) between or among the Loan Parties; (ii) by Subsidiaries that are not Loan Parties in Loan Parties; (iii) by Subsidiaries that are not Loan Parties in Subsidiaries that are not Loan Parties; and (iv) by Loan Parties in Subsidiaries that are not Loan Parties in an amount not to exceed $250,000 in the aggregate in any Fiscal Year, provided, that the Lender’s consent to any such Investments in an amount exceeding $250,000 but less than $1,000,000 shall not be unreasonably withheld;

(b)                                 Investments constituting Debt permitted by Section 7.1(c);

(c)                                  Contingent Obligations constituting Debt permitted by Section 7.1 or constituting guarantees of commercial obligations of Subsidiaries (not constituting Debt) in the ordinary course of business not prohibited hereby;

(d)                                 Cash Equivalent Investments;

(e)                                  Investments listed in Section 7.10 of the Disclosure Letter as of the Closing Date;

(f)                                   extensions of trade credit in the ordinary course of business;

(g)                                  notes payable, or stock or other securities issued by an account debtor pursuant to settlement in the ordinary course of business of such account debtor’s accounts receivable owing to the Borrower or its Subsidiaries;

(h)                                 Investments in connection with Hedging Obligations;

(i)                                     Investments of any Person existing at the time such Person becomes a Subsidiary of a Borrower or consolidates or merges with the Borrower or any of the Subsidiaries so long as such Investments were not made in contemplation of such Person becoming a Subsidiary or of such merger;

(j)                                    Investments received in connection with the dispositions of assets permitted by Section 7.4;

(k)                                 loans or advances to employees, officers and directors of a Loan Party for reasonable travel and entertainment expenses and reasonable relocation costs and expenses and other ordinary business purposes; provided, however, that the aggregate outstanding principal amount of all loans and advances permitted pursuant to this clause (k) shall not exceed $500,000 at any time;

(l)                                     Investments consisting of non-cash loans to employees, officers, directors or consultants for the purpose of purchasing Capital Stock in the Borrower so long as the proceeds of such loans are used entirely to pay the purchase price of such Capital Stock; and

(m)                             other Investments in an aggregate amount not to exceed $250,000 at any time outstanding.

7.11.                     Fiscal Year.  Not, and not suffer or permit any other Loan Party to, change its Fiscal Year.

7.12.                     Deposit Accounts and Securities Accounts.  Not, and not suffer or permit any Loan Party to, maintain or establish any deposit account or securities account other than the deposit accounts and securities accounts set forth in Section 7.12 of the Disclosure Letter without prior written notice to the Agent and unless the Agent, the Borrower or such other Loan Party and the bank or securities intermediary at which such deposit account or securities account, as applicable, is to be opened or maintained enter into a Control Agreement regarding such deposit account or securities account, as applicable, on terms satisfactory to the Agent.

7.13.                     Sale-Leasebacks.  Not and not suffer or permit any Loan Party to, engage in a sale leaseback (except as permitted under Section 7.1(b)), synthetic lease or similar transaction involving any of its assets.

7.14.                     Hazardous Substances.  Not, and not suffer or permit any other Loan Party to, cause or suffer to exist any release of any Hazardous Substances at, to or from any real property owned, leased, subleased or otherwise operated or occupied by any Loan Party that would violate any Environmental Law, form the basis for any Environmental Claims or otherwise adversely affect the value or marketability of any real property (whether or not owned by any Loan Party), other than such violations, Environmental Claims and effects that would not, in the aggregate, be reasonably be expected to have a Material Adverse Effect.  Notwithstanding the foregoing, under no circumstances will any Loan Party cause or suffer to exist any disposal of any Hazardous Substances at, on, under or in any real property owned, leased, subleased, or otherwise operated or occupied by any Loan Party.

7.15.                     ERISA Liability.  Not suffer or permit any liability under ERISA and the sponsorship of any “pension plan” or any liability subject to Title IV of ERISA that is in excess of $250,000.

7.16.                     Liquidity.  Not suffer or permit Liquidity to be less than $2,000,000 at any time.

7.17.                     Post-Prepayment Date Covenants.  After the Prepayment Date through the earlier to occur of (i) December 31, 2018, and (ii) the Acquisition of the Borrower:

(a)                                 Merger; Consolidations; Asset Sales

(i)             Not, and not suffer or permit any Loan Party to, be a party to any merger, consolidation or amalgamation, or any Disposition of all or substantially all of the assets of the Borrower, except for (A) any such merger, consolidation or amalgamation of any Subsidiary of the Borrower into the Borrower (so long as the Borrower survives such merger) or any Loan Party that is a Wholly-Owned Subsidiary of the Borrower, as applicable (so long as a Loan Party that is a Wholly-Owned Subsidiary survives such merger) or (B) any such merger, consolidation or amalgamation or any such Disposition in which the Obligations (other than the Assigned Interests) shall be Paid in Full prior to or concurrently with the consummation of such transaction and in which provision is made for the Assigned Interests to be assumed by the surviving or acquiring Person and such Person delivers written notice to the Lender acknowledging such assumption.

(ii)          Not, and not suffer or permit any Loan Party to, sell, transfer, dispose of, convey or license any of its Intellectual Property related to the Products other than as permitted by the foregoing clause (a)(i)(B) of this Section 7.17 and except for (A) the abandonment or other Disposition of Intellectual Property that is no longer useful or material to the conduct of the business of the Loan Parties as determined by the Borrower in its reasonable business judgment, and (B) licenses and sublicenses granted to third parties in the ordinary course of business not interfering with the business of the Loan Parties in any material respect as determined by the Borrower in its reasonable business judgment.

(b)                                 Modification of Organizational Documents.  Not waive, amend or modify, and not suffer or permit any waiver, amendment or modification of, any term of the charter, limited liability company agreement, partnership agreement, articles of incorporation, by-laws or other organizational documents of the Borrower or any other Loan Party, in each case except as permitted by Section 7.17(a)(i) and for those amendments and modifications that do not materially adversely affect the interests of the Agent or the Lender in the Assigned Interests.

(c)                                  Inconsistent Agreements.  Not, and not suffer or permit any other Loan Party to, enter into any agreement containing any provision which would be violated or breached by the performance by the Borrower or any other Loan Party of any of its Obligations with respect to the Assigned Interests.

(d)                                 Fiscal Year.  Not, and not suffer or permitted any other Loan Party to, change its Fiscal Year, except in connection with an Acquisition of the Borrower, in which case any necessary adjustment shall be made such that Lender receives the benefits of the Assigned Interests contemplated hereunder.

Section 8.                                           Events of Default; Remedies.

8.1.                            Events of Default.  Each of the following shall constitute an Event of Default under this Agreement:

8.1.1.                  Non-Payment of Credit Agreement.  Any default (i) in the payment when due of the principal of the Loan, (ii) for a period in excess of three (3) Business Days in the payment when due of any interest, fee, or other amount payable hereunder, including any payment in respect of the Assigned Interests, by any Loan Party, or (iii) for a period in excess of three (3) Business Days in any payment of any amount due under any other Loan Document, shall occur.

8.1.2.                  Default Under Other Debt.

(a)                                 Any default in the payment of principal or interest when due (giving effect to all applicable grace periods, if any) shall occur under the terms applicable to any Debt (other than the Obligations) of any Loan Party in an aggregate amount (for all such Debt so affected and including amounts owing to all creditors under any combined or syndicated credit arrangement) exceeding $250,000; and

(b)                                 Any default shall occur under the terms applicable to any Debt (other than the Obligations) of any Loan Party in an aggregate amount (for all such Debt so affected and including undrawn committed or available amounts and amounts owing to all creditors under any combined or syndicated credit arrangement) exceeding $250,000 and such default shall result in the acceleration of the maturity of such Debt or permit the holder or holders thereof, or any trustee or agent for such holder or holders, to cause such Debt to become due and payable (or require the Borrower or any other Loan Party to purchase or redeem such Debt or post cash collateral in respect thereof) prior to its expressed maturity.

8.1.3.                  Bankruptcy; Insolvency.  (i) Any Loan Party generally fails to pay, or admits in writing its inability or refusal to pay, debts as they become due; (ii) any Loan Party commences any case, proceeding or other action (x) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (y) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets; or (iii) there shall be commenced against any Loan Party any case, proceeding or other action of a nature referred to in clause (ii) above that (x) results in the entry of an order for relief or any such adjudication or appointment or (y) remains undismissed or undischarged for a period of 60 days; (iv) there shall be commenced against any Loan Party any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; (v) any Loan Party shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (ii), (iii) or (iv) above; or (vi) any Loan Party shall make a general assignment for the benefit of its creditors.

8.1.4.                  Non-Compliance with Loan Documents.

(a)                                 Failure by the Borrower or any other Loan Party to comply with or to perform any covenant set forth in Sections 6.1, 6.4, 6.5(a) (with respect to the maintenance of existence of the Borrower or any other Loan Party), 6.5(b), 6.6, 6.8, 6.9 and 7, in each case during the period when each such covenant is applicable; or (b) failure by the Borrower or any other Loan Party to comply with or to perform any other provision of this Agreement or any other Loan Document applicable to it (and not constituting an Event of Default under any other provision of this Section 8), in each case during the period when each such provision is applicable, and continuance of such failure described in this clause (b) for 30 days.

8.1.5.                  Representations; Warranties.  Any representation or warranty made by or in respect of any Loan Party herein or any other Loan Document is breached or is false or misleading in any material respect (without duplication of any materiality qualifier contained therein), or any schedule, certificate, financial statement, report, notice or other writing furnished by any Loan Party to the Agent or the Lender in connection herewith is false or misleading in any material respect on the date as of which the facts therein set forth are stated or certified.

8.1.6.                  Judgments.

(a)                                 Final judgments which exceed an aggregate of $500,000 shall be rendered against any Loan Party and shall not have been paid, discharged or vacated or had execution thereof stayed pending appeal within 30 days after entry or filing of such judgments; or

(b)                                 One or more non-monetary judgments, orders or decrees shall be rendered against any one or more of the Loan Parties or any of their respective Subsidiaries which has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, and there shall be any period of ten (10) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect.

8.1.7.                  Invalidity of Collateral Documents.  Any Collateral Document shall cease to be in full force and effect, except as provided for under the release provisions of the Security Agreement; or any Loan Party or other grantor or pledgor (or any Person by, through or on behalf of any Loan Party, grantor or pledgor) shall contest in any manner the validity, binding nature or enforceability of any Collateral Document.

8.1.8.                  Invalidity of Subordination Provisions.  Any subordination provision in any document or instrument governing Debt that is intended to be subordinated to the Obligations or any subordination provision in any subordination agreement that relates to any such Debt, or any subordination provision in any guaranty by any Loan Party of any such Debt, shall cease to be in full force and effect, or any Person (including the holder of any applicable Debt) shall contest in any manner the validity, binding nature or enforceability of any such provision.

8.1.9.                  Change of Control.  (a) A Change of Control shall occur, or (b) a “Change of Control” or other similar event shall occur, as defined in, or under, any indenture, agreement, instrument or other documentation evidencing or otherwise relating to any Debt; provided, however, that no Event of Default shall exist under this Section 8.1.9 to the extent the transaction giving rise thereto is not in violation of Section 7.4(a) or 7.17(a).

8.2.                            Remedies.  If any Event of Default described in Section 8.1.3 shall occur, the Loan and all other Obligations shall become immediately due and payable and all outstanding Commitments shall terminate, all without presentment, demand, protest or notice of any kind; and, if any other Event of Default shall occur and be continuing, the Agent may, and upon the written request of the Lender shall, declare all or any part of the Loan and other Obligations to be due and payable and/or all or any part of the Commitments then outstanding to be terminated, whereupon the Loan and other Obligations shall become immediately due and payable (in whole or in part, as applicable), and such Commitments shall immediately terminate

(in whole or in part, as applicable), all without presentment, demand, protest or notice of any kind.  The Agent shall promptly advise the Borrower of any such declaration, but failure to do so shall not impair the effect of such declaration.  Any cash collateral delivered hereunder shall be applied by the Agent to any remaining Obligations and any excess remaining after the Obligations shall have been Paid in Full shall be delivered to the Borrower or as a court of competent jurisdiction may elect.  Upon the declaration of the Obligations to be, or the Obligations becoming, due and payable pursuant to this Section 8.2 such Obligations shall bear interest at the Default Rate as provided in Section 2.3.1.

Section 9.                                           The Agent.

9.1.                            Appointment; Authorization.

(a)                                 Lender hereby irrevocably appoints, designates and authorizes the Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto.  Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document, the Agent shall not have any duty or responsibility except those expressly set forth herein, nor shall the Agent have or be deemed to have any fiduciary relationship with the Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Agent.

9.2.                            Delegation of Duties.  The Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys in fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties.  The Agent shall not be responsible for the negligence or misconduct of any agent or attorney in fact that it selects with reasonable care.

9.3.                            Limited Liability.  None of the Agent or any of its directors, officers, employees or agents shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except to the extent resulting from its own gross negligence or willful misconduct as determined in a final non-appealable judgment by a court of competent jurisdiction), or (b) be responsible in any manner to the Lender for any recital, statement, representation or warranty made by any Loan Party or Affiliate of any Loan Party, or any officer thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document (or the creation, perfection or priority of any Lien or security interest therein), or for any failure of any Loan Party or any other party to any Loan Document to perform its Obligations hereunder or thereunder.  The Agent shall not be under any obligation to the Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this

Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party or Affiliate of any Loan Party.

9.4.                            Successor Agent.  The Agent may resign as the Agent at any time upon 30 days’ prior notice to the Lender.  If the Agent resigns under this Agreement, the Lender shall, with (so long as no Event of Default exists) the consent of the Borrower (which shall not be unreasonably withheld or delayed), appoint a successor agent for the Lender.  If no successor agent is appointed prior to the effective date of the resignation of the Agent, the Agent may appoint, on behalf of the Lender after consulting with the Lender and (so long as no Event of Default exists) the Borrower, a successor agent.  Upon the acceptance of its appointment as successor agent hereunder, such successor agent shall succeed to all the rights, powers and duties of the retiring Agent and the term “the Agent” shall mean such successor agent, and the retiring Agent’s appointment, powers and duties as the Agent shall be terminated.  After any retiring the Agent’s resignation hereunder as the Agent, the provisions of this Section 9 and Sections 10.4 and 10.5 shall continue to inure to its benefit as to any actions taken or omitted to be taken by it while it was the Agent under this Agreement.  If no successor agent has accepted appointment as the Agent by the date which is 30 days following a retiring the Agent’s notice of resignation, the retiring Agent’s resignation shall nevertheless thereupon become effective and the Lender shall perform all of the duties of the Agent hereunder until such time as the Lender shall appoint a successor agent as provided for above.

9.5.                            Collateral Matters.  Lender irrevocably authorizes the Agent, at its option and in its discretion, to release any Lien granted to or held by the Agent under any Collateral Document (i) when all Obligations have been Paid in Full; (ii) constituting property sold or to be sold or disposed of as part of or in connection with any sale or other disposition permitted hereunder (it being agreed and understood that the Agent may conclusively rely without further inquiry on a certificate of an officer of the Borrower as to the sale or other disposition of property being made in compliance with this Agreement); or (iii) subject to Section 10.1, if approved, authorized or ratified in writing by the Lender.  Upon request by the Agent at any time, the Lender will confirm in writing the Agent’s authority to release types or items of Collateral pursuant to this Section 9.5.  The Agent shall have the right, in accordance with the Collateral Documents, to sell, lease or otherwise dispose of any Collateral for cash, credit or any combination thereof, and the Agent may purchase any Collateral at public or, if permitted by law, private sale and, in lieu of actual payment of the purchase price, may credit bid and setoff the amount of such price against the Obligations.

Section 10.                                    Miscellaneous.

10.1.                     Waiver; Amendments.  No delay on the part of the Agent or the Lender in the exercise of any right, power or remedy shall operate as a waiver thereof, nor shall any single or partial exercise by any of them of any right, power or remedy preclude other or further exercise thereof, or the exercise of any other right, power or remedy.  No amendment, modification or waiver of, or consent with respect to, any provision of this Agreement, the Notes or any of the other Loan Documents (or any subordination and intercreditor agreement or other subordination provisions relating to any other Debt) shall in any event be effective unless the same shall be in writing and approved by the Agent and the Lender, and then any such amendment, modification, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.  No provision of Section 9 or other provision of this Agreement affecting the Agent in its capacity as such shall be amended, modified or waived without the consent of the Agent.

10.2.       Notices.  All notices hereunder shall be in writing (including facsimile transmission) and shall be sent to the applicable party at its address shown on Annex I or at such other address as such party may, by written notice received by the other parties, have designated as its address for such purpose.  Notices sent by facsimile or other electronic transmission shall be deemed to have been given when sent; notices sent to the Borrower by mail shall be deemed to have been given three Business Days after the date when sent by registered or certified mail, postage prepaid; and notices sent by hand delivery or overnight courier service shall be deemed to have been given when received.

10.3.       Costs; Expenses.  The Borrower agrees to pay on demand (a) all reasonable out-of-pocket costs and expenses of the Agent and the Lender (including Legal Costs, but excluding Audit Costs except as provided below) after the Closing Date in connection with the administration (including perfection and protection of Collateral subsequent to the Closing Date) of this Agreement, the other Loan Documents and all other documents provided for herein or delivered or to be delivered hereunder or in connection herewith (including any proposed or actual amendment, supplement or waiver to any Loan Document), and (b) all out-of-pocket costs and expenses (including Legal Costs) incurred by the Agent and the Lender in connection with the collection of the Obligations and enforcement of this Agreement, the other Loan Documents or any such other documents.  In addition, the parties agree that in the event that the Agent or Lender determines pursuant to any audit of the books and records of the Borrower and its Subsidiaries conducted pursuant to Section 6.2 that the aggregate amount paid to the Lender hereunder during any period covered by such audit was less than the aggregate amount that was in fact due and payable in respect of such period and the amount of such shortfall exceeds five percent (5%) of the amount that was due and payable, then all Audit Costs in respect of such audit shall be borne by the Borrower and reimbursed to the Agent or Lender, as applicable, and in all other cases, such Audit Costs shall be borne by the Agent or Lender conducting such audit.  All Obligations provided for in this Section 10.3 shall survive repayment of the Loan, cancellation of the Notes and termination of this Agreement.

10.4.       Indemnification by the Borrower.  In consideration of the execution and delivery of this Agreement by the Agent and the Lender and the agreement to extend the Commitments provided hereunder, the Borrower hereby agrees to indemnify, exonerate and hold the Agent, the Lender and each of the officers, directors, employees, Affiliates, controlling persons, advisors and agents of the Agent and the Lender (each a “the Lender Party”) free and harmless from and against any and all actions, causes of action, suits, losses, liabilities (including, without limitation, strict liabilities), obligations, damages, penalties, judgments, fines, disbursements, expenses and costs, including Legal Costs (collectively, the “Indemnified Liabilities”), incurred by the Lender Parties or asserted against the Lender Party by any Person (including in connection with any action, suit or proceeding brought by any Holder, the

Borrower, any other Loan Party or any Lender Party) as a result of, or arising out of, or relating to the execution, delivery, performance, administration or enforcement of this Agreement or any other Loan Document, the use of proceeds of the Loans, or the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of any Loan Party, except to the extent any such Indemnified Liabilities result from the applicable Lender Party’s own gross negligence, willful misconduct, or material breach of any Loan Document, in each case as determined by a court of competent jurisdiction in a final, non-appealable determination.  If and to the extent that the foregoing undertaking may be unenforceable for any reason, the Borrower hereby agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under Applicable Law.  All Obligations provided for in this Section 10.4 shall survive repayment of the Loan, cancellation of the Notes, any foreclosure under, or any modification, release or discharge of, any or all of the Collateral Documents and termination of this Agreement.

10.5.       Marshaling; Payments Set Aside.  Neither the Agent nor the Lender shall be under any obligation to marshal any assets in favor of the Borrower or any other Person or against or in payment of any or all of the Obligations.  To the extent that the Borrower makes a payment or payments to the Agent or the Lender, or the Agent or the Lender enforces its Liens or exercises its rights of set-off, and such payment or payments or the proceeds of such enforcement or set-off or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Agent or the Lender in its discretion) to be repaid to a trustee, receiver or any other party in connection with any bankruptcy, insolvency or similar proceeding, or otherwise, then (a) to the extent of such recovery, the obligation hereunder or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred and (b) the Lender severally agrees to pay to the Agent upon demand its ratable share of the total amount so recovered from or repaid by the Agent to the extent paid to such Lender.

10.6.       Nonliability of the Lender.  The relationship between the Borrower on the one hand and the Lender and the Agent on the other hand shall be solely that of borrower and lender.  Neither the Agent nor the Lender shall have any fiduciary responsibility to the Borrower or any other Loan Party.  Neither the Agent nor the Lender undertakes any responsibility to the Borrower or any other Loan Party to review or inform (including payment of all outstanding principal), the Borrower or any other Loan Party of any matter in connection with any phase of the Borrower’s or any other Loan Party’s business or operations.  Execution of this Agreement by the Borrower constitutes a full, complete and irrevocable release of any and all claims which the Borrower may have at law or in equity in respect of all prior discussions and understandings, oral or written, relating to the subject matter of this Agreement and the other Loan Documents.  Neither the Borrower, the Agent nor the Lender shall have any liability with respect to, and the Borrower, Agent and Lender each hereby waives, releases and agrees not to sue for, any special, indirect, punitive or consequential damages or liabilities.

10.7.       Confidentiality.  The Agent and the Lender agree to use commercially reasonable efforts (equivalent to the efforts the Agent or such Lender applies to maintain the confidentiality of its own confidential information) to maintain as confidential all information provided to them by any Loan Party, except that the Agent and the Lender may disclose such information (a) to Persons employed or engaged by the Agent or such Lender or any of their Affiliates (including collateral managers of the Lender) in evaluating, approving, structuring or administering the Loan and the Commitments; (b) to any assignee or participant or potential assignee or participant that has agreed to comply with the covenant contained in this Section 10.7 (and any such assignee or participant or potential assignee or participant may disclose such information to Persons employed or engaged by them as described in clause (a) above); (c) as required or requested by any federal or state regulatory authority or examiner, or as reasonably believed by the Agent or such Lender to be compelled by any court decree, subpoena or legal or administrative order or process; (d) as, on the advice of the Agent’s or such Lender’s counsel, is required by law; (e) in connection with the exercise of any right or remedy under the Loan Documents or in connection with any litigation to which the Agent or such Lender is a party arising out of, under or in connection with the Loan Documents; (f) to any nationally recognized rating agency or investor of the Lender that requires access to information about the Lender’s investment portfolio in connection with ratings issued or investment decisions with respect to such Lender to the extent consisting of general portfolio information that does not identify Loan Parties; (g) that ceases to be confidential through no fault of the Agent or the Lender; or (h) to a Person that is an investor or prospective investor in the Agent or any of its Affiliates to the extent such Person agrees to be bound by provisions substantially similar to the provisions of this Section 10.7.

10.8.       Captions.  Captions used in this Agreement are for convenience only and shall not affect the construction of this Agreement.

10.9.       Nature of Remedies.  All Obligations of the Borrower and rights of the Agent and the Lender expressed herein or in any other Loan Document shall be in addition to and not in limitation of those provided by Applicable Law.  No failure to exercise and no delay in exercising, on the part of the Agent or the Lender, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

10.10.     Counterparts.  This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Agreement.  Receipt by telecopy or electronic transmission of any executed signature page to this Agreement or any other Loan Document shall constitute effective delivery of such signature page.

10.11.     Severability.  The illegality or unenforceability of any provision of this Agreement or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement or any instrument or agreement required hereunder.

10.12.     Entire Agreement. This Agreement, together with the other Loan Documents, embodies the entire agreement and understanding among the parties hereto and supersedes all prior or contemporaneous agreements and understandings of such Persons, verbal or written, relating to the subject matter hereof and thereof and any prior arrangements made with respect to the payment by the Borrower of (or any indemnification for) any fees, costs or expenses payable to or incurred (or to be incurred) by or on behalf of the Agent or the Lender

10.13.     Successors; Assigns.  This Agreement shall be binding upon the Borrower, the Lender and the Agent and their respective successors and assigns, and shall inure to the benefit of the Borrower, the Lender and the Agent and the successors and assigns of the Lender and the Agent.  No other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents.  The Borrower may not assign or transfer any of its rights or Obligations under this Agreement without the prior written consent of the Agent and the Lender.  With the prior written consent of the Borrower (not to be unreasonably withheld), the Lender may sell, transfer, or assign all (but not less than all) of its rights and obligations hereunder to any Person acceptable to the Lender pursuant to assignment documentation reasonably acceptable to Lender and such assignee.  The Agent (acting solely for this purpose as the agent of the Borrower) shall maintain a register for the recordation of the names and addresses of the Lender and its assignees, and the amounts of principal and interest owing to any of them hereunder from time to time (the “Register”), in order to establish that the Borrower’s obligations hereunder are in registered form for purposes of Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Register shall be the only means of transfer hereunder and shall be conclusive absent manifest error, and the Borrower, Agent, the Lender and its assignees shall treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement.  The Register shall be available for inspection by the Borrower and the Lender at any reasonable time and from time to time upon reasonable prior notice.

10.14.     Governing Law.  THIS AGREEMENT AND EACH NOTE SHALL BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES (OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

10.15.     Forum Selection; Consent to Jurisdiction; Service of Process.  ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, SHALL BE BROUGHT AND MAINTAINED EXCLUSIVELY IN THE COURTS OF THE STATE OF NEW YORK OR IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK; PROVIDED THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT AGENT’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND.  EACH LOAN PARTY HEREBY EXPRESSLY AND IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK FOR THE PURPOSE OF ANY SUCH LITIGATION AS SET FORTH ABOVE.  EACH LOAN PARTY FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS BY REGISTERED MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF NEW

YORK.  EACH LOAN PARTY HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

10.16.     Waiver of Jury Trial.  EACH LOAN PARTY, AGENT AND LENDER HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT, ANY NOTE, ANY OTHER LOAN DOCUMENT AND ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR THEREWITH OR ARISING FROM ANY LENDING RELATIONSHIP EXISTING IN CONNECTION WITH ANY OF THE FOREGOING, AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

10.17.     Collateral Agent.  Lender hereby appoints PDL BioPharma, Inc. as its collateral agent under the Security Agreement and agrees that in so acting PDL BioPharma, Inc. will have all the rights, protections, exculpations, indemnities and other benefits provided to PDL BioPharma, Inc. under Section 9 hereof, and authorizes and directs PDL BioPharma, Inc. to take or refrain from taking any and all action that it deems necessary or advisable in fulfilling its role as Collateral Agent under the Security Agreement.

[signature pages follow]

The parties hereto have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the date first set forth above.

AVINGER, INC.

By:	/s/ Matthew Ferguson
Name:	Matthew Ferguson
Title:	Co-President and Chief Financial Officer

[Credit Agreement — Signature Page]

PDL BIOPHARMA, INC.,
as the Agent and the Lender

By:	/s/ John P. McLaughlin
Name: John P. McLaughlin
Title: President and Chief Executive Officer

[Credit Agreement — Signature Page]

ANNEX I

Addresses

LOAN PARTIES

Address for Notices:

Avinger, Inc.

400 Chesapeake Drive

Attn: Matt Ferguson, Co-President

Telephone: 650-241-7900

Facsimile: 650-241-7901

AGENT

PDL BioPharma, Inc.,

as the Agent and the Lender

Address for Notices:

932 Southwood Boulevard

Incline Village, NV 89451

Attention: General Counsel

Telephone: (775) 832-8500

Facsimile: (775) 832-8501

Bank:

Wells Fargo Bank, N.A.

San Francisco, CA 94136

Account #:

4040016214

ABA Routing #:

121000248

Swift Code:

WFBIUS6S

II-1

Exhibit A — Compliance Certificate

See attached.

A-1

EXHIBIT A

COMPLIANCE CERTIFICATE

Date:                 , 201

This Compliance Certificate (this “Certificate”) is given by AVINGER, INC., a Delaware corporation (“Borrower”), pursuant to that certain Credit Agreement dated as of April 18, 2013 (the “Credit Agreement”; capitalized terms used and not defined herein shall have the meaning set forth in the Credit Agreement), between Borrower and PDL BIOPHARMA, INC., as Lender and Agent (“Agent”).

Pursuant to Section 6.1.4 of the Credit Agreement, the undersigned hereby certifies that he or she is the duly appointed, qualified, and acting chief financial officer of Borrower, and in such capacity, certifies on behalf of Borrower to Agent that:

1. The financial statements delivered with this Certificate fairly present, on a basis consistent with GAAP, the financial condition and the results of operations of Borrower and its Subsidiaries as of the dates of and for the periods covered by such financial statements as required by the Credit Agreement;

2. Such officer has reviewed the terms of the Credit Agreement and made, or caused to be made under such officer’s supervision, a review in reasonable detail of the transactions and conditions of Borrower and its Subsidiaries during the accounting period covered by such financial statements; and

3. Such review has not disclosed the existence during or at the end of such accounting period, and such officer has no knowledge of, the existence, as of the date hereof, of any condition or event that constitutes a Default or an Event of Default, except as set forth on Schedule 1 hereto1, which includes a description of the nature and period of existence of such Default or Event of Default and what action Borrower has taken, is undertaking and proposes to take with respect thereto.

IN WITNESS WHEREOF, Borrower has caused this Certificate to be executed as of the date first written above.

AVINGER, INC.

By:
Name:
Title: Chief Financial Officer

Schedule 1 should be prepared and attached if a Default or Event of Default has occurred.

A-1